UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐    Soliciting Material under §240.14a-12

ZIONS BANCORPORATION,
NATIONAL ASSOCIATION

 (Name of registrant as specified in its charter)

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March 17, 2022

Dear Shareholder:
You are cordially invited to participate in the Annual Meeting of Shareholders of Zions Bancorporation, N.A. to be held on Friday, April 29, 2022, at 1 p.m. Mountain Daylight Time. For your convenience, we are pleased to inform you that the annual meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to participate in the annual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ZION2022. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
We are furnishing our proxy materials to you over the internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about March 18, 2022, we will send a Notice of Internet Availability of Proxy Materials, or Notice, which will provide instructions on how to access our Proxy Statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice.
It is important that all shareholders participate in or be represented at the meeting. Whether or not you plan to participate in the meeting, please promptly submit your proxy by following the instructions found on the Notice. The prompt submission of proxies will save the Bank the expense of further requests, which might otherwise be necessary in order to ensure a quorum.
Shareholders, media representatives, analysts, and the public are welcome to listen to the annual meeting via the live webcast.
My CEO letter summarizing our financial results and strategy may be found in our Year in Review on our website at www.zionsbancorporation.com. Thank you for your continued investment.

Sincerely,
Harris H. Simmons
Chairman and Chief Executive Officer

Quick Information

The following charts provide a summary of Zions Bancorporation's 2022 Annual Meeting of Shareholders and our corporate governance and executive compensation practices. Please read the entire Proxy Statement for detailed information prior to voting.

ANNUAL MEETING INFORMATION
Date and Time:     Friday, April 29, 2022
1 p.m., Mountain Daylight Time
Location:     We will host the annual meeting live via webcast. Any shareholder may participate in the annual meeting live online at www.virtualshareholdermeeting.com/ZION2022. If you were a shareholder
or joint holder as of the Record Date, or you hold a valid proxy for the annual meeting, you can     vote at the annual meeting. A summary of the information you need to participate in the annual meeting online is provided below:
•Instructions on how to participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ZION2022;
•You will need your 16-Digit Control Number to enter the annual meeting; and
•Shareholders may vote and submit questions while participating in the annual meeting via the internet.
Record Date:     Feb. 24, 2022

PROPOSALS REQUIRING YOUR VOTE
Proposal	Voting Options	Board Recommendation	More Information
PROPOSAL 1 Election of Directors	FOR, AGAINST, or ABSTAIN for each Director nominee	FOR each Nominee	Page 4
PROPOSAL 2 Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST, or ABSTAIN	FOR	Page 17
PROPOSAL 3 Advisory Vote on Executive Compensation	FOR, AGAINST, or ABSTAIN	FOR	Page 20
PROPOSAL 4 Approve the Bank's 2022 Omnibus Incentive Plan	FOR, AGAINST, or ABSTAIN	FOR	Page 52

VOTING INSTRUCTIONS
Common shareholders as of the Record Date are entitled to vote by using one of the following methods:
Prior to the Meeting
•Internet – Visit www.proxyvote.com and enter your 16-digit control number that appears on your proxy card, email notice, or Notice of Internet Availability of Proxy Materials

•Mail – If you requested printed copies of the proxy materials, fill out the proxy card and return it in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717
•Mobile Device (tablet or smartphone) – scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software)
•Telephone – call 1-800-690-6903 and follow the recorded instructions. You will need to enter your 16-digit control number that appears on your proxy card
During the Meeting
•Internet – To be admitted to the annual meeting, visit www.virtualshareholdermeeting.com/ZION2022 and enter your 16-digit control number that appears on your proxy card, email notice, or Notice of Internet Availability of Proxy Materials. You may vote during the annual meeting by following the instructions available on the meeting website during the meeting.

GOVERNANCE AND COMPENSATION SUMMARY

Board Composition, Leadership and Operations
Current Number of Directors	11
Director Independence	82%
Standing Board Committee Membership Independence (excluding Executive Committee)	100%
Independent Lead Director	Yes
Voting Standard	Majority, with plurality carve-out for contested elections
Frequency of Director Elections	Annual
Resignation Policy	Yes
Classified Board	No
Mandatory Retirement Age	Yes (Annual meeting following 72nd birthday)
Mandatory Retirement Tenure	No
Average Director Age	62
Average Director Tenure	8 years
Gender Diversity on the Board	36%
Racial/Ethnic Diversity on the Board	36%
Directors Attending Fewer Than 75% of Meetings	None
Directors Overboarded per ISS or Glass Lewis Voting Guidelines	None
Annual Board and Committee Self-Evaluation Process	Yes
Independent Directors Meet Without Management Present	Yes
Number of Board Meetings Held in 2021	7 meetings
Total Number of Board and Committee Meetings Held in 2021	32
Board Oversight of Bank Strategy and Risks	Yes
Shareholder Rights
One Share, One Vote Policy	Yes
Dual-Class Common Stock	No
Cumulative Voting	No

Vote Standard for Charter/Bylaw Amendment	80% (Charter–certain provisions) / Majority (Bylaw)
Shareholder Right to Call Special Meeting	Yes (by shareholders owning not less than 51% of the votes entitled to be cast on the issue proposed at the meeting)
Shareholder Right to Act by Written Consent	Yes
Board Authorized to Issue Blank-Check Preferred Stock	Yes; however, our capital plan, which may include preferred stock issuances, is regularly submitted to the OCC for review
Poison Pill	No
Proxy Access Bylaw	Yes
Other Governance Practices
Robust Stock Ownership Guidelines	Yes
Anti-Hedging and Anti-Pledging Policies	Hedging prohibited; pledging restricted
Shares Pledged by Directors and Executive Officers	See page 58 for details
Material Related Party Transactions with Directors	No
Director Onboarding and Ongoing Education Program	Yes
Independent Auditor	Ernst & Young LLP
Codes of Conduct for Directors and Employees	Yes
Board Oversight of Corporate Culture	Yes
Board Oversight of Environmental, Social, and Governance (ESG) Matters	Yes
No-Harassment Policy	Yes
Political Contributions	Zions does not use corporate funds for election-related contributions to political candidates, candidate campaign committees, political parties or super PACs.
Corporate Responsibility Report	Available at www.zionsbancorporation.com
Compensation Practices
CEO Pay Ratio	61:1
Clawback Policy	Yes
Employment Agreements for Executive Officers	No
Repricing of Underwater Options	No
Excessive Perks	No
Pay-for-Performance	Yes
Frequency of Say-on-Pay Advisory Vote	Annual
Double-Trigger Change in Control Provisions	Yes
Compensation Consultant	McLagan

v

One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

Notice of the 2022 Annual Meeting of Shareholders
To the shareholders of Zions Bancorporation, N.A.:
The 2022 Annual Meeting of Shareholders of Zions Bancorporation, N.A. will be held:
Date:    April 29, 2022
Time:    1 p.m., Mountain Daylight Time
Place:    We will host the annual meeting live via webcast. Any shareholder can participate in the annual meeting live online at www.virtualshareholdermeeting.com/ZION2022. If you were a shareholder or joint holder as of the Record Date, or you hold a valid proxy for the annual meeting, you can vote at the annual meeting.
A summary of the information you need to participate in the annual meeting online is provided below:
•Instructions on how to participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ZION2022;
•You will need your 16-Digit Control Number to enter the annual meeting; and
•Shareholders may vote and submit questions while participating in the annual meeting via the internet.
Purpose of the Annual Meeting:
1.To elect 11 directors for a one-year term (Proposal 1)
2.To ratify the appointment of our independent registered public accounting firm for our fiscal year ending Dec. 31, 2022 (Proposal 2)
3.To approve, on a nonbinding advisory basis, the compensation paid to our named executive officers with respect to the fiscal year ended Dec. 31, 2021 (Proposal 3)
4.To approve the Bank's 2022 Omnibus Incentive Plan (Proposal 4)

Record Date: Only shareholders of record on Feb. 24, 2022, are entitled to notice of, and to vote at, the annual meeting.
By order of the Board of Directors
Thomas E. Laursen
Corporate Secretary
Salt Lake City, Utah
March 17, 2022

One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

PROXY STATEMENT

Solicitation and Voting Information
Your proxy is solicited by the Board of Directors (referred to as the “Board”) of Zions Bancorporation, N.A. (referred to as “Zions,” “we,” “our,” “us,” or the “Bank”) for use at the Annual Meeting of our Shareholders to be held on Friday, April 29, 2022, at 1 p.m. Mountain Daylight Time via webcast at www.virtualshareholdermeeting.com/ZION2022, as described on page 1.
In accordance with rules and regulations of the Securities and Exchange Commission, we have elected to provide our shareholders with access to our proxy materials over the internet rather than in paper form. Accordingly, on or about March 18, 2022, we will send a Notice of Internet Availability of Proxy Materials rather than a printed copy of the materials to our shareholders of record as of Feb. 24, 2022, the record date for the annual meeting.
If you validly submit a proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If no contrary direction is given, your proxy will be voted as follows:
➢    FOR the election of the 11 directors listed on page 4 to a one-year term of office (Proposal 1)
➢    FOR ratification of the appointment of our independent registered public accounting firm for 2022 (Proposal 2)
➢    FOR approval, on a nonbinding advisory basis, of the compensation paid to our named executive officers identified in this Proxy Statement with respect to the year ended Dec. 31, 2021 (Proposal 3)
➢    FOR approval of the Bank's 2022 Omnibus Incentive Plan (Proposal 4)
If you submit your proxy but indicate that you want to ABSTAIN with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal. You may REVOKE your proxy at any time before it is voted at the annual meeting by giving written notice to our Corporate Secretary, or by submitting a later dated proxy through the mail, internet, or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting via the internet during the annual meeting.
The only shares that may be voted at the annual meeting are the 151,894,502 common shares outstanding at the close of business on the record date. Each share is entitled to one vote.
Quorum. A quorum of our shares, which is a majority of the shares entitled to vote on the record date, must be present or represented by proxy before any action can be taken at the annual meeting. Further, in order for any shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the annual meeting by a shareholder proponent.
Voting standard. On all matters other than the election of directors, the action will be approved if the number of shares validly voted “for” the action exceeds the number of shares validly voted “against” the action. The same majority vote standard also applies in the uncontested election of directors. In all elections of directors, each shareholder entitled to vote shall have the right to vote, in person or by proxy, each share owned by him or her for as many persons as there are directorships to be voted on. Each nominee in an uncontested election will be elected as director for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee (meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee). If a nominee fails to receive such a majority of votes, he or she will be required by our corporate governance guidelines to promptly tender his or her resignation following certification of the vote. The Board, through a process managed by the Nominating and Corporate Governance Committee, will decide whether to accept the resignation. The Board must take action within 90 days following certification of the vote, unless the action would cause the Bank to fail to comply with any listing or legal requirement, in which event the Board will take action as promptly as is practicable while continuing to meet such requirements. The Board must publicly disclose whether they accepted or rejected the nominee's resignation and the reasons for the decision. At a contested election, the directors will be elected by a plurality of the votes cast (meaning the nominees with the greatest number of shares voted “for” shall be elected without regard to votes cast “against” any nominee).
Voting by your broker. Please note that under the New York Stock Exchange, or NYSE, rules governing broker-dealers, brokers that have not received voting instructions from their customers 10 days prior to the annual meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of our independent registered public accounting firm (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Bank, NYSE policy states that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as all other shares are voted with respect to each discretionary item. Under the NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Bank’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares in the election of directors (Proposal 1), on the proposal to approve the 2021 compensation of our named executive officers on a nonbinding advisory basis (Proposal 3), or on the proposal to approve the Bank's 2022 Omnibus Incentive Plan (Proposal 4), unless you provide specific instructions on how to vote. Broker non-votes will have no effect on the outcome of these proposals. We encourage you to provide instructions to your broker regarding the voting of your shares.
We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers, and employees may solicit proxies in person, by mail, or by telephone, but they will receive no extra compensation for doing so.

AVAILABILITY OF PROXY MATERIALS
The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K for the year ended Dec. 31, 2021, are available at www.zionsbancorporation.com/annualreport.
The Bank will provide without charge to each shareholder, on written request, a copy of the Bank's Annual Report on Form 10-K for its fiscal year ended Dec. 31, 2021, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Written requests for such information should be directed to the Corporate Secretary, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109.

“HOUSEHOLDING” OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials, or Notice, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Bank if you hold registered shares. Such a notification to the Bank may be made by written request sent to Zions Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling 888-416-5176. Additionally, we will deliver promptly to any affected shareholder, upon his or her written or oral request made to the address or phone number in the preceding sentence, an additional copy of the Notice.

Proposal 1: Nomination and Election of Directors
The 11 persons listed below are nominated for election as directors for a one-year term. The names, ages, and biographical information for each nominee to our Board immediately follow this proposal. If and when elected, the nominees will constitute our entire elected Board until their successors are elected and qualified. See page 14 of this Proxy Statement for a listing of the Board committee membership of each nominee.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the 11 nominees for director listed below.
We will vote the proxies that we receive “FOR” the election of the nominees for director unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board to fill such vacancy. If the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a full one-year term.

DIRECTOR NOMINEES

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Maria Contreras-Sweet Age 66 Director since 2021
Since 2017, Ms. Contreras-Sweet has been managing member of both Contreras Sweet Companies, a marketing and research solutions company, and Rockway Equity Partners, a private equity firm. She served as the 24th Administrator of the U.S. Small Business Administration and as a member of former President Barack Obama’s Cabinet from April 7, 2014, to Jan. 20, 2017. Previously, Ms. Contreras-Sweet was the founding executive chairwoman of ProAmerica Bank. She is a member of the boards of directors of publicly traded companies Sempra Energy, where she serves on the audit, compensation, and special matters committees; TriNet Group, Inc., serving on their risk committee; and Regional Management Corporation, where she serves on the compensation and nominations and governance committees. She also serves on the board of the Bipartisan Policy Center.

Ms. Contreras-Sweet possesses extensive knowledge of and executive experience in both the public and private sectors. Her strong understanding of banking, regulation and the financial services marketplace; extensive experience with small and medium-sized businesses; and her promotion of workplace diversity and equity bring a valuable perspective to the Board.

Gary L. Crittenden Age 68 Director since 2016	Mr. Crittenden is a private investor and has been a nonemployee executive director of HGGC, LLC, a California-based middle market private equity firm, since Jan. 2017. During the period of 2009 to Jan. 2017, he served in various capacities at HGGC, including managing director, chairman and CEO. He is a member of the boards of directors of Primerica, where he chairs the audit committee and is a member of the compensation committee; and Extra Space Storage, Inc., where he also chairs the nominating and governance committee and is a member of the audit committee. He previously served as chairman of Citi Holdings and as chief financial officer at Citigroup, American Express Company, Monsanto, Sears Roebuck, Melville Corporation and Filene’s Basement following a consulting career at Bain & Company.

Mr. Crittenden brings substantial experience in banking and financial services, mergers and acquisitions, investment management, public markets, finance and accounting, risk management, and regulatory relations.

Suren K. Gupta Age 61 Director Since 2015
Mr. Gupta is executive vice president of Technology, Global Operations and Strategic Ventures at Allstate Insurance Company, where he has served since 2011. From 2003 to 2011, he served as executive vice president and group chief information officer, Home & Consumer Finance Group, at Wells Fargo & Company.

Mr. Gupta’s deep experience in technology, operations, and business strategy adds depth to our Board’s knowledge about data, technology, and cybersecurity, areas of evolving and increasing risk to the financial services industry. He has held senior technology, operations, sales, marketing and strategic development roles at GMAC Residential, INTELSAT, a telecommunications company, and at Thomson Corp., an information company.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Claire A. Huang Age 59 Director Since 2021
Ms. Huang is the former Chief Marketing Officer of JPMorgan Chase and Co. Previous to that she held global head of marketing positions at Bank of America Merrill Lynch in Boston and Hong Kong. She was also head of Fidelity Investments’ marketing and strategy groups. Her financial services experience began at American Express. Earlier in her career, she developed her credentials as a turnaround and growth expert in consumer products companies beginning at Procter and Gamble.

Ms. Huang contributes her expertise in marketing, digital, brand building and strategic planning.

Vivian S. Lee Age 55 Director since 2015
Dr. Lee is the president of Health Platforms at Verily Life Sciences (Alphabet), where she has served since 2018. She is also a senior lecturer at Harvard Medical School and author of The Long Fix: Solving America’s Health Care Crisis with Strategies that Work for Everyone. From 2011 to 2017, she was senior vice president of Health Sciences at the University of Utah, dean of the university’s School of Medicine, and CEO of University of Utah Health Care. From 2014 until 2015, Dr. Lee also served on the board of directors of Zions First National Bank.

Dr. Lee brings a wealth of experience from health care and technology. In Utah, as a CEO of a $3.5 billion health system, she focused on streamlining processes and improving efficiency in the highly regulated and rapidly evolving health care industry. As a health technology executive at Verily, she brings expertise in consumer-facing digital technologies, data and analytics platforms, and employee health, including COVID-19 response and management.

Scott J. McLean Age 65 Director since 2018
Mr. McLean is president and chief operating officer, or COO, of Zions Bancorporation, N.A.

With over 42 years of banking experience, Mr. McLean has served in leadership positions for the Zions organization since 2002, including as CEO of its Amegy Bank affiliate prior to assuming his current position in 2014. Mr. McLean is active in the community, serving as a trustee of Southern Methodist University. He is a trustee emeritus and former chairman of the United Way of Greater Houston, a former trustee of Memorial Hermann Health System and former director of CenterPoint Energy.

Edward F. Murphy Age 69 Director since 2014
Mr. Murphy is a former executive vice president of the Federal Reserve Bank of New York where he served as the principal financial officer and was responsible for enterprise-wide operational risk management. He is also a former executive vice president of JPMorgan Chase & Co.

Mr. Murphy is a certified public accountant who contributes significant expertise in accounting and financial reporting in the banking industry, as well as extensive experience in operational risk management and internal control processes. During his 21-year career at JPMorgan Chase, he held several senior leadership positions, including principal accounting officer, global director of internal audit, chief operating officer of Asia Pacific operations, and chief financial officer of the consumer and middle markets businesses.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Stephen D. Quinn Age 66 Director since 2002
Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. He is the nonexecutive chairman and director of Group 1 Automotive, Inc., where he chairs the governance committee and is a member of the audit and compensation committees. He was a director of American Express Bank Ltd. prior to its sale in 2009.

Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings, and other transactions for some of America’s best-known corporations.

Harris H. Simmons Age 67 Director since 1989
Mr. Simmons is chairman and chief executive officer, or CEO, of Zions Bancorporation, N.A. He was previously a director of Questar Corporation.

Mr. Simmons’ more than 40 years of experience in banking and leadership of the Bank is invaluable to the Board. During his tenure as our president and then chairman and CEO, the Bank has grown from $3 billion in assets to its present $90 billion in assets. He is past chairman of the American Bankers Association.

Aaron B. Skonnard Age 49 Director since 2019
Mr. Skonnard is the co-founder and CEO of Pluralsight, Inc., an enterprise software-as-a-service company focused on teaching technology skills through its leading technology skills development platform used by 70% of the Fortune 500 companies.

Mr. Skonnard is a founder and board member of the Silicon Slopes organization, a nonprofit designed to empower Utah’s startup and tech community. His contributions to the Board include his expertise in technology, understanding of issues and trends in information security, as well as his valuable perspective as an entrepreneur, chief executive officer of a publicly traded company, and philanthropist.

Barbara A. Yastine Age 62 Director since 2017	Ms. Yastine is the former chair and CEO of Ally Bank, a digital banking leader, serving in various capacities from May 2010 to June 2015. She has more than 30 years of management experience in financial services. She most recently served as a director and co-CEO of privately held Lebenthal Holdings, LLC from Sept. 2015 to June 2016. She is an active investor in private companies. In addition to Zions, she is a director of Primerica, Inc., where she is the chair of the compensation committee and a member of the audit committee; AXIS Capital Holdings Ltd. serving as chair of the governance and nominating committee and a member of the audit and risk committees; and Alkani Technology, where she is a member of the audit committee.

Ms. Yastine's broad industry experience spans consumer and commercial banking, investment banking and capital markets, and asset and wealth management. Prior to her tenure at Ally Bank, she served in various executive roles at Citigroup and Credit Suisse First Boston for more than 17 years. In addition to industry knowledge, Ms. Yastine contributes her expertise in general management, digital and branding strategies, finance, strategic planning, compliance, and bank regulatory matters.
*    Directors Crittenden, Gupta, Lee, Murphy, Quinn, Simmons and Yastine were previously directors of Zions Bancorporation, the Bank’s former holding company, which merged into the Bank effective Sept. 30, 2018.

BOARD MEETINGS AND ATTENDANCE
During 2021, our full Board held seven meetings. The nonmanagement directors met in confidential “executive sessions” four times, with our independent lead director presiding at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also participated in or stood for election at last year’s virtual Annual Meeting of Shareholders. All of our directors are expected to attend the regularly scheduled meetings of the Board, including the organizational meeting held in conjunction with the annual meeting, meetings of committees of which they serve as members, and our Annual Meeting of Shareholders.
The Board regularly schedules educational presentations during its meetings to stay current on market, regulatory and industry issues. In addition, our Board members periodically attend industry conferences, meetings with regulatory agencies, and training and educational sessions pertaining to their service on the Board and its committees.
The Board typically invites members of management, including our chief financial officer, or CFO; general counsel; chief risk officer, or CRO; chief credit officer; and chief audit executive to attend Board meetings and Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of the Board, except when requested by the Board.

Compensation of Directors
The Board establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.
Nonexecutive members of the Board receive an annual retainer, which is paid quarterly. The following table shows the current compensation structure for nonemployee directors adopted on April 30, 2021. Directors who are full-time compensated employees of the Bank do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

Element of Compensation	Position		Amount
Annual cash retainer	All nonemployee directors		$75,000
	Lead Director		$35,000
	Audit Committee	Chair	$15,000
		Member[1]	$22,000
	Risk Oversight Committee	Chair	$15,000
		Member[1]	$17,000
		Special Technology Assignment	$10,000
	Compensation Committee	Chair	$10,000
		Member[1]	$10,000
	Nominating and Corporate Governance Committee	Chair	$10,000
		Member[1]	$10,000
Meeting fee			$—
Restricted stock units[2]	All nonemployee directors		$105,000
1.Includes committee chair
2.The number of restricted stock shares or units is determined by dividing the grant value by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest whole share.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
We maintain a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.

DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Maria Contreras-Sweet(5)	62,833	105,016	—	—	—	167,849
Gary L. Crittenden	111,500	105,016	—	—	—	216,516
Suren K. Gupta	96,500	105,016	—	—	—	201,516
J. David Heaney(6)	53,000	—	—	—	3,667(6)	56,667
Claire A. Huang	41,167	105,016				117,431
Vivian S. Lee	84,000	105,016	—	—	—	175,495
Edward F. Murphy	123,500	105,016	—	—	—	228,516
Stephen D. Quinn	133,167	105,016	—	—	—	238,182
Aaron B. Skonnard	79,500	105,016	—	—	—	184,516
Barbara A. Yastine	106,500	105,016	—	—	—	211,516
1.Harris H. Simmons, the Bank’s Chairman and CEO, and Scott J. McLean, the Bank’s President and COO, are not included in this table because they are employees of the Bank and thus receive no compensation as directors. Their compensation as employees of the Bank is shown in the Summary Compensation table on page 40.
2.Amounts earned include fees deferred by participating directors under the Zions Bancorporation Deferred Compensation Plan for Directors.
3.Grants of 1,882 shares of restricted stock were made to each director effective April 30, 2021, under the 2015 Omnibus Incentive Plan, which vested immediately on the date of grant. The fair market value on the date of grant was $55.80 per share.
4.There were no directors’ stock option or unvested restricted stock awards outstanding as of Dec. 31, 2021.
5.Ms. Contreras-Sweet was elected to the Board on April 30, 2021.
6.Prior to his retirement in April 2021, Mr. Heaney served as a member of the advisory board of Zions Bancorporation, N.A.’s Amegy Bank division. His 2021 advisory board compensation is reported in the “All Other Compensation” column. Mr. Heaney reached retirement age as specified in the Bank's Corporate Governance Guidelines and therefore was not nominated to stand for reelection at the 2021 annual meeting.

Corporate Governance
We are committed to high standards of ethics and sound corporate governance, including oversight of the Bank’s affairs by a strong, qualified and independent board of directors. We regularly review and consider enhancements to our corporate governance guidelines and practices. See the "Governance and Compensation Summary" on page ii for a summary of our corporate governance practices.

CORPORATE GOVERNANCE GUIDELINES AND POLICIES
In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:
•Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers;
•Code of Business Conduct and Ethics, which applies to all of our officers and employees, including the CEO, president and COO, CFO, and controller;
•Code of Business Conduct and Ethics for members of the Board;
•Related-Party Transactions Policy, which prohibits certain transactions between the Bank and its directors, executive officers, and 5% shareholders without necessary disclosure and approval or ratification;
•Stock Ownership and Retention Guidelines, under which our executive officers and directors are expected to hold specified amounts of our common shares;
•Policies prohibiting hedging and restricting pledging of Bank stock by directors or executive officers; and
•Incentive Compensation Clawback Policy, which allows the Bank to, among other actions, recapture prior incentive compensation or cancel all or a portion of long-term incentive awards granted to an employee.
These guidelines and policies are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on “Corporate Governance.” Our Board committee charters and information concerning purchases and sales of our equity securities by our executive officers and directors are also available on our website.

BOARD DIVERSITY MATRIX AS OF FEBRUARY 24, 2022

Total Number of Directors	11
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	4	7	0	0
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	2	1	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

CORPORATE RESPONSIBILITY: ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRACTICES
In addition to our corporate governance practices, the Bank continues actively to support and serve its clients and communities by following principles that promote social and environmental responsibility, diversity, equity and inclusion. With oversight from the Board and its Nominating and Corporate Governance Committee, the Bank published its latest Corporate Responsibility Report in the summer of 2021 to provide our shareholders and other stakeholders with greater transparency about the Bank's commitment to these principles. Some of the Bank's ESG-related actions during 2021, as more fully described in the report, included the launch of our Small Business Diversity Banking Program to provide more affordable access to capital to women-, minority- and veteran-owned businesses; funding approximately 77,000 Paycheck Protection Program loans totaling more than $10 billion to small businesses and nonprofit organizations, making us the tenth largest provider of this form of financing in the nation; adding about 3.7 gigawatts of capacity to our portfolio of renewable energy investments and being ranked a top Mandated Lead Arranger of loans to renewable energy projects in the U.S.; and continuing to use analytics, training and community outreach to attract and engage a diverse team as reflected by the membership of our Board, executives and other employees.

BOARD INDEPENDENCE AND LEADERSHIP STRUCTURE
Our Board continues to be strongly independent. The Board has determined that 9 of our 11 Board nominees are “independent” as defined by the rules of The Nasdaq Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines. In addition, the Board’s lead director, the chairpersons of each of the Board’s committees, and all of the members of the Board’s standing committees, other than the Executive Committee, are independent. As noted elsewhere in this Proxy Statement, members of management serving on the Board include Chairman and CEO Harris H. Simmons and President and COO Scott J. McLean.

Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (i) is “independent” under Nasdaq rules, and (ii) does not have any relationship that, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Each director is required to inform the chairperson of the Bank’s Nominating and Corporate Governance Committee of any such direct or indirect relationship between the director and the Bank or its subsidiaries (such as where the director is a partner, shareholder or officer of an organization that has any relationship with the Bank or any of its subsidiaries) that could interfere with the director’s exercise of independent judgment. In determining whether any such relationship in fact would interfere with a director’s exercise of independent judgment, the Board considers such factors as it deems appropriate, such as the relative magnitude of the relationship, the financial or other importance of the relationship to the director and the Bank and its subsidiaries, and whether the relationship was made in the ordinary course on arms-length terms for which substitute arrangements are readily available to the director and the Bank and its subsidiaries. Applying this definition, the Board has determined that all of our directors are independent except for Harris H. Simmons, who is the chairman and CEO of the Bank, and Scott J. McLean, president and COO of the Bank. In addition, members of the Board committees must meet all other independence and experience standards required by law or rules and regulations of governmental agencies or self-regulatory bodies.
Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Bank. In reaching this view, the Board took into consideration several factors. Our CEO, Harris H. Simmons, has over 40 years of experience with the Bank, including over 30 years of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Bank’s strategic initiatives and business plans.
At the same time, the Board feels that the current governance structure — which includes regular executive sessions each chaired by an independent lead director; meetings with the Bank’s external auditors, internal auditors, and other consultants; meetings with members of our management; and active Board and committee members — provides effective challenge and appropriate oversight of the Bank’s policies and business. The Board believes that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.
This structure was affirmed by votes of the shareholders in 2010, and each of 2013-2017, and allows the Board discretion to select the person or persons most qualified to lead the Bank.

INDEPENDENT COMMITTEE LEADERSHIP AND LEAD DIRECTOR
Each member of the Board is charged with exercising independent judgment and critically evaluating management’s performance and decisions. In order to facilitate and support an active and independent board, and in keeping with our corporate governance philosophy and commitment to effective oversight, the Bank’s Corporate Governance Guidelines provide that, in the event the chairman of the Board is an executive officer of the Bank, an independent director selected solely by the Bank’s independent directors will serve as the “lead director.” The role of the lead director is to provide an independent counterbalance to our structure of a combined CEO/chairman role, by exercising the following duties:
•Presiding at all meetings of the Board at which the chairman of the Board is not present, including executive sessions of the independent directors;
•Calling meetings of independent directors;
•Serving as a liaison between the chairman of the Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Bank and its performance, and relaying those concerns, where appropriate, to the full Board;
•Conducting calls with each Board member as part of the Board’s effectiveness review process;
•Consulting with the CEO regarding the concerns of the directors;

•Being available for consultation with the senior executives of the Bank as to any concerns any such executive might have;
•Communicating with shareholders upon request;
•Advising the chairman of the Board regarding, and approving, Board meeting schedules, agendas, and information provided to the Board; and
•Otherwise providing Board leadership when the chairman of the Board cannot or should not act in that role.
Further, our Board’s Audit, Compensation, Risk Oversight, and Nominating and Corporate Governance Committees are composed entirely of independent directors. Our Executive Committee includes our CEO and five independent directors. All five of our standing committees are chaired by independent directors.

BOARD COMMITTEES
    Our Board’s standing committees are:
•Executive Committee
•Audit Committee
•Risk Oversight Committee
•Compensation Committee
•Nominating and Corporate Governance Committee

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The Executive Committee’s authority is incorporated in the Bank’s Bylaws. The current versions of the written committee charters are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on the “Corporate Governance” link. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters at least annually. The full Board then approves the charters, with any revisions it deems appropriate, based on the committees’ recommendations. In addition, each Board committee conducts an annual effectiveness review. All of the committee charters were reviewed and minor updates made as needed during 2021.
The Board appoints one member of each committee as its chairperson. Chair positions are rotated at the Board’s discretion. The committee calendars, meetings, and meeting agendas are set by the chairperson of the respective committee. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.
According to their charters, each of the Board’s committees has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

The following table provides membership information for each of the Board’s standing committees as of the record date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Risk Oversight Committee	Compensation Committee	Nominating and Corporate Governance Committee
Maria Contreras-Sweet		✓
Gary L. Crittenden	✓	✓			✓*
Suren K. Gupta			✓
Claire A. Huang		✓		✓
Vivian S. Lee	✓			✓*
Scott J. McLean
Edward F. Murphy	✓	✓*	✓
Stephen D. Quinn, Lead Director	✓*		✓		✓
Harris H. Simmons	✓
Aaron Skonnard					✓
Barbara A. Yastine	✓		✓*	✓
* Committee Chair
EXECUTIVE COMMITTEE
Our Executive Committee had six members during 2021. The Executive Committee reviews projects or proposals that require prompt action from the Bank. Subject to certain exceptions, the Executive Committee is authorized to exercise all powers of the full Board with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to approve or adopt, or recommend to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval; adopt, amend, or repeal the Restated Articles of Incorporation or Restated Bylaws of the Bank; or remove or indemnify directors. The chairman of the Executive Committee is an independent director and serves as the lead director. The Executive Committee did not have occasion to meet in 2021.
AUDIT COMMITTEE
Our Audit Committee had four members and met 12 times during 2021. A written charter approved by the Board governs the Audit Committee. Each of its members is independent, determined as described in its committee charter. Information regarding the functions performed by the Audit Committee and its membership is set forth in its charter and highlighted in the “Report of the Audit Committee” included in this Proxy Statement. The Board has determined that Directors Edward F. Murphy and Gary L. Crittenden are audit committee financial experts with experience and attributes in accordance with the rules of the SEC and Nasdaq’s listing standards.
RISK OVERSIGHT COMMITTEE
Our Risk Oversight Committee had four members and met six times during 2021. A written charter approved by the Board governs the Risk Oversight Committee. Each of its members is independent, determined as described in its committee charter. The Risk Oversight Committee serves to provide oversight of the Bank’s enterprise-wide risk management framework, including the strategies, policies, procedures, and systems established by management to assess, understand, measure, monitor, and manage the Bank’s material risks. The Board has also determined that the experience and backgrounds of the members of the Risk Oversight Committee collectively satisfy the pertinent requirements under its committee charter and the Dodd-Frank Act that its members have experience in identifying, assessing, and managing the risks of large, complex, financial firms.

COMPENSATION COMMITTEE
Our Compensation Committee had three members and met four times during 2021. Each of its members is independent, determined as described in its committee charter. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives, including reviewing the Bank’s executive compensation arrangements with a view toward assuring proper balance of objectives, eliminating elements that could encourage unnecessary and excessive risks, and avoiding jeopardy to the safety and soundness of the Bank. The Compensation Committee considers the perspectives of shareholders, regulators, and outside consultants regarding executive compensation and produces reports, filings, and certifications related to compensation, in accordance with the rules and regulations of the SEC and other governmental agencies. The manner in which the Compensation Committee oversees and determines the compensation of our CEO and other executive officers is described in this Proxy Statement under “Compensation Discussion and Analysis.”
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during 2021 or as of the date of this Proxy Statement is or has been an officer or employee of the Bank, and no executive officer of the Bank served on the compensation committee or board of any company that employed any member of the Bank’s Compensation Committee or Board. None of the members of the Compensation Committee had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years, except as may be described under “Ordinary Course Loans” in this Proxy Statement.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Our Nominating and Corporate Governance Committee had three members and met three times during 2021. Each of its members is independent, determined as described in its committee charter. The purpose of the committee is to identify and recommend individuals to the Board for nomination as members of the Board and its committees and to assist the Board in oversight of the corporate governance principles of the Bank. This includes overseeing practices and reporting with respect to our efforts to create a more inclusive and diverse workplace and matters related to the Bank's larger responsibilities to society that are considered by management to be of significance to the Bank and its stakeholders.

In identifying and recommending nominees for positions on the Board, the Nominating and Corporate Governance Committee places primary emphasis on the following criteria, which are set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines:
•Personal qualities and characteristics, accomplishments, and professional reputation;
•Current knowledge and understanding of the communities in which we do business and in our industry or other industries relevant to our business;
•Ability and willingness to commit adequate time to Board and committee matters;
•Fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial, and responsive to the needs of the Bank;
•Diversity of viewpoints, backgrounds, experience, gender and race/ethnicity;
•Ability and skill set required to chair committees of the Board; and
•Relevant and significant experience in public companies.
The Nominating and Corporate Governance Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members collectively meet the criteria and possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.

The Nominating and Corporate Governance Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the chairperson of the committee or his or her designee enters into a discussion with that candidate to determine interest and availability.
The Nominating and Corporate Governance Committee also considers candidates recommended by shareholders. The policy adopted by the committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit director nominees for consideration by the Nominating and Corporate Governance Committee should follow the process set forth in the Bank’s Bylaws. For more information on this process, see “Shareholder Proposals for 2023 Annual Meeting.”
The Nominating and Corporate Governance Committee oversees production of the Bank's Corporate Responsibility Report, which may be accessed at www.zionsbancorporation.com.

BOARD INVOLVEMENT IN RISK OVERSIGHT
Risk Management Philosophy and Framework
The Bank has developed a multifaceted and comprehensive approach to risk management. We recognize that risk is inherent in our business. To mitigate the inherent risk to a level that is considered safe and appropriate, we have established a risk management process and philosophy that encourage enterprise-wide involvement in understanding and managing risks so that we may align levels and types of risk that we undertake with our business strategies, Risk Management Framework, and the interests of shareholders and other stakeholders.
The Bank’s Risk Management Framework is a fundamental component of the Bank’s risk management process. The framework enables the Board and management to better assess, understand, measure, monitor, and manage the risks posed by the Bank’s business. The Risk Management Framework is organized into three lines of defense. The first line of defense rests with the business lines, which are closest to the Bank’s day-to-day activities, have the greatest understanding of key risks, and own and manage those risks. The second line of defense comprises the Bank’s enterprise risk management functions, which are charged with the oversight and monitoring of risks that have been taken by the business lines. Enterprise risk management includes, without limitation, the Bank’s Enterprise Risk Management Committee, which is responsible for adopting and implementing the Risk Management Framework and related procedures. The third line of defense rests with the internal audit function. Internal Audit performs reviews independent of the Bank’s business activities and provides the Board and senior management with independent and objective assurance on the overall effectiveness of governance, risk management, and internal controls. The Board’s Risk Oversight Committee reviews the Risk Management Framework at least annually and refers any recommended amendments to the Board for consideration and approval.
The Board oversees our overall risk management process, and monitors, reviews, and responds to reports and recommendations presented by its committees, management, internal and external auditors, legal counsel, and regulators. Through this ongoing oversight, the Board obtains an understanding of and provides significant input into how our management assesses, quantifies, and manages risk throughout the enterprise. The Board’s active involvement in risk oversight helps to hold management accountable for implementing the Bank’s Risk Management Framework, policies, and practices in a manner that does not encourage unnecessary or excessive risk taking.
The financial services industry faces ongoing and increasing risks and threats associated with its reliance on digital technology to serve its customers. Over the past few years, the Board and its Risk Oversight Committee have spent significant time on overseeing management's efforts to address these growing cyber- and technology-related risks. Our Risk Management Framework includes cybersecurity and technology among our Level 1 risks receiving extensive Board and management oversight. The Bank continues to strengthen its infrastructure and staffing and enhance its comprehensive cybersecurity and technology controls. Improving our resiliency against cybersecurity threats remains a key focus for our Board and all levels of management. Among other actions, we have more clearly identified first-line roles, responsibilities and accountability, provided increased training for all employees, and continue to improve and enhance internal reporting to the Board and its respective committees, including the results of regularly performed systems vulnerability scans and other controls testing. The Board periodically directs the Bank to engage independent consultants to review and provide guidance and perspective to the Board on further strengthening the Bank's cybersecurity and technology programs. In addition, the Bank engages consultants at both the strategic level and at the technology implementation level to assist in better managing these risks.
Board Committee Risk Oversight
The Board oversees risk through actions of the full Board and the activities of its Risk Oversight, Audit, and Compensation Committees. Each of the committees regularly reports to the full Board.
Risk Oversight Committee. The Risk Oversight Committee reviews management’s assessment of the Bank’s aggregate enterprise-wide risk profile and the alignment of the risk profile with the Bank’s strategic plan, goals, and objectives. It reviews and oversees the operation of the Bank’s Risk Management Framework. It reviews and recommends the articulation of the Bank’s Risk Management Framework and the overall risk capacity and risk management limits. The Risk Oversight Committee assists the Board and its other committees with their risk related activities, including providing focused oversight of technology and cybersecurity risks. The Risk Oversight Committee coordinates with the Audit Committee and other committees of the Board with regard to areas of overlapping responsibility. The CRO reports directly to the Risk Oversight Committee and directly to the Bank’s CEO. The Risk Oversight Committee and the CEO jointly review the performance of the CRO and, when necessary, oversee the selection of his or her replacement.
Audit Committee. The Audit Committee plays a key role in risk management through its oversight of management’s responsibility to maintain an effective system of internal control over financial reporting. Among other responsibilities, the Audit Committee regularly reviews our earnings releases and annual and quarterly filings with the SEC, and, where appropriate, reviews other selected SEC filings and disclosures regarding financial matters. It also receives formal reports from the Bank’s chief audit executive, the CFO, corporate controller and our general counsel on material matters. The chief audit executive reports directly to the Audit Committee and administratively to the Bank’s CEO. The Audit Committee reviews the performance of the chief audit executive annually, determines that individual’s compensation and, when necessary, oversees the selection of his or her replacement.
Compensation Committee. The Compensation Committee reviews our executive compensation programs and overall compensation arrangements, when appropriate, with external consultants and our senior risk officers, including our CRO, with a view to designing and awarding compensation in ways that align with our Risk Management Framework in discouraging unnecessary and excessive risk taking. As noted in the section titled “Compensation Discussion and Analysis,” the Compensation Committee also evaluates the compliance of our compensation arrangements with applicable laws and guidance or limitations issued by regulatory agencies.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Bank’s independent registered public accounting firm. The Audit Committee has reappointed the firm of Ernst & Young LLP (EY) as the independent registered public accounting firm to audit the financial statements of the Bank for the year ending Dec. 31, 2022. A resolution will be presented at the meeting to ratify the Audit Committee’s appointment of EY.
EY has audited the Bank’s financial statements each year since 2000. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements that limit the number of years an individual partner may provide audit services to the Bank. The Audit Committee was directly involved in the selection of the current lead audit partner for the Bank, who was designated commencing with the Bank’s 2020 audit.

Services provided to the Bank and its subsidiaries by EY in fiscal 2021 are described under “Fees paid to EY” below.
For the reasons described in the Report of the Audit Committee included following this proposal on page 19, the members of the Audit Committee and the Board believe that continued retention of EY as the Bank’s independent external auditor is in the best interests of the Bank and its shareholders.
Representatives from EY are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Bank’s independent registered public accounting firm for fiscal 2022.
The affirmative vote of a majority of votes validly cast for or against the proposal will be required for the ratification of the appointment of our independent registered public accounting firm.
FEES PAID TO EY
The Audit Committee reviews and approves the audit fees associated with the Bank’s retention of EY. Aggregate fees for professional services rendered by EY for the Bank with respect to the years ended Dec. 31, 2021 and 2020, were:

($ approximate)	2021	2020
Audit	$3,949,987	$4,048,369
Audit-Related	240,250	617,550
Tax	297,070	290,549
All other	6,320	6,000
Total	$4,493,627	$4,962,468
Audit Fees. Audit fees include fees for the annual audit of the Bank’s consolidated financial statements, audits of subsidiary financial statements, and reviews of interim financial statements included in the Bank’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm.
Audit-Related Fees. Audit-related fees include fees for accounting consultations, audits of employee benefit plans, and certain agreed-upon procedures and compliance engagements.
Tax Fees. Tax fees include fiduciary trust tax compliance and advisory services.
All Other Fees. All other fees billed by EY include miscellaneous fees.
Pre-Approval Policies and Procedures. The Audit Committee has adopted a policy that requires its pre-approval of all services performed by the independent registered public accounting firm, including non-audit services. In determining whether to pre-approve the provision by EY of a permissible non-audit service, the Audit Committee considers whether the provision of the service by EY could impair the independence of EY with respect to the Bank. As part of this process, the Audit Committee considers the facts and circumstances of the proposed engagement, including whether EY can provide the service more effectively and efficiently than other firms because of its familiarity with the Bank’s operations. The Audit Committee also considers the proposed engagement in light of any other non-audit services that EY provides to the Bank and the fees paid to EY for such services. The Audit Committee requires competitive bidding for non-audit services where it is warranted by the facts and circumstances of the proposed engagement. There were no EY services in 2021 or 2020 that were not approved in advance by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Bank filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Bank specifically incorporates this report by reference therein.
The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Zions Bancorporation, N.A. For a discussion of the Audit Committee's meetings during 2021 and its role in the Bank's risk oversight, see pages 14 and 17. In addition, the Audit Committee reviewed the allowance for credit losses and related methodology and other selected accounting determinations such as accruals for legal and other loss contingencies. The Audit Committee discussed with Bank management and the external auditor changes in accounting rules or standards that could materially impact the Bank’s financial statements and the implementation of those rules or standards.
In discharging its oversight responsibility, the Audit Committee no less frequently than annually reviews the external auditor’s qualifications, performance and independence in connection with the determination as to whether to retain the external auditor. In conducting its review for its 2022 recommendation to retain EY as the external auditor, the Audit Committee considered a number of factors, including the professional qualifications of the external auditor; the external auditor’s historical and more recent performance in connection with the Bank’s audit, including a review of auditor performance surveys completed by the Audit Committee and management and the external auditor's responses to the same; a review of fees and scope of services; results of the external auditor’s peer reviews and Public Company Accounting Oversight Board (PCAOB) examinations; and an evaluation of the external auditor's independence, including obtaining a formal written statement describing all relationships between the external auditor and the Bank that might bear on such independence and discussing with the external auditor any relationships that may impact objectivity and independence.
In addition, the Audit Committee discussed with management, the chief audit executive, and the external auditor the quality and adequacy of Zions Bancorporation, N.A.’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed with both the external and internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the external auditor all communications required to be discussed by the applicable requirements of the PCAOB, SEC, and others, and generally accepted auditing standards, and, with and without management present, discussed and reviewed the results of the external auditor's audit of the financial statements and internal controls over financial reporting. The Audit Committee received the written disclosures and the letter from the external auditor required by the applicable requirements of the PCAOB regarding the external auditor's communications with the Audit Committee. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Bank’s external auditor. The Audit Committee also discussed the results of the internal audit examinations.
During 2021, the Audit Committee reviewed its charter and made no updates. In addition, the Audit Committee held regular executive sessions without management and private meetings with members of management, regulators of the Bank, internal auditors, and external auditor, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducts periodic effectiveness self-evaluations for review with the Board that include a comparison of the performance of the Audit Committee with the requirements of its charter. The Audit Committee’s charter, which describes the Committee’s roles and responsibilities, is available on the Bank’s website at www.zionsbancorporation.com. See the description of the Audit Committee in this Proxy Statement under “Board Committees” and “Board Involvement in Risk Oversight” for further information about the Audit Committee’s composition and responsibilities.

As set forth in the Audit Committee charter, management of the Bank is responsible for the integrity of the Bank’s financial statements and reporting. Management is also responsible for maintaining an effective system of controls over appropriate accounting and financial reporting principles, compliance with accounting standards and applicable laws and regulations, policies and procedures, and ethical standards. The internal auditors are responsible for independently assessing such financial reporting principles, policies, and internal controls as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Bank’s annual financial statements, reviews of the Bank’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Bank and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation, N.A. as of and for the year ended Dec. 31, 2021, with management and internal and external auditors. Relying on the reviews and discussions described above, the Audit Committee recommended to the Board that the Zions Bancorporation, N.A. audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended Dec. 31, 2021, for filing with the SEC.
Edward F. Murphy, Chairman
Maria Contreras-Sweet
Gary L. Crittenden
Claire A. Huang

Proposal 3: Advisory (Nonbinding) Vote Regarding 2021 Executive Compensation ("Say on Pay")
We are required under Section 14A(a)(1) of the Securities Exchange Act of 1934 to provide shareholders with the right to cast a nonbinding vote at our 2022 Annual Meeting of Shareholders regarding the compensation of our named executive officers, as disclosed in this Proxy Statement according to the compensation disclosure rules of the SEC.
Recommendation of the Board:
The Board unanimously recommends that shareholders approve the following resolution:
RESOLVED, that the shareholders hereby approve, on a nonbinding basis, the 2021 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related material.
The Board’s recommendation is based on its belief that our compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in 2021.
The Bank’s executive compensation program places heavy emphasis on performance-based compensation, particularly in the form of long-term incentives. In fact, all of our named executive officers, on average, have over two-thirds of their annual target direct compensation dependent upon performance-based incentives. Further, the Bank’s compensation philosophy subjects employee compensation to a clawback policy and other features designed to incentivize employees to manage the Bank’s risks carefully and avoid acts and practices that may expose the Bank to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multi-year performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation.

In order to further align compensation practices with shareholder interests, the named executive officers are expected to hold specified amounts of the Bank’s common stock under the Bank’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Bank.
As provided by Section 14A(c) of the Securities Exchange Act of 1934, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon the Board. In addition, the shareholder vote may not be construed as overriding a decision by the Board, nor will it create or imply any additional fiduciary duty by the Board. Our Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions, the Compensation Committee considered the shareholder ratification at our 2021 Annual Meeting of Shareholders of the compensation paid to our named executive officers for 2020. At our 2021 Annual Meeting of Shareholders, approximately 95% of voting shareholders approved the non-binding advisory resolution regarding compensation of our named executive officers.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2021 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.
The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.
We have elected an annual frequency for our shareholders' say on pay vote. In reaching this decision, the Board considered the shareholders' non-binding frequency vote held most recently in 2019 that indicated shareholder preference for an annual non-binding vote on executive officer compensation.

EXECUTIVE OFFICERS OF THE BANK
The following information is furnished with respect to certain of the executive officers of the Bank. Unless otherwise noted, the positions listed are those the officers hold with the Bank1 as of the date of this Proxy Statement.

Individual [2]	Principal Occupation During Past Five Years [1]
Harris H. Simmons Age 67 Officer since 1981	Chairman and Chief Executive Officer
James R. Abbott Age 48 Officer since 2009	Senior Vice President, Investor Relations
Bruce K. Alexander Age 69 Officer since 2000	Executive Vice President. President and Chief Executive Officer – Vectra Bank Colorado
A. Scott Anderson Age 75 Officer since 1997	Executive Vice President. President and Chief Executive Officer – Zions Bank
Paul E. Burdiss Age 56 Officer since 2015	Executive Vice President and Chief Financial Officer

Individual [2]	Principal Occupation During Past Five Years [1]
Kenneth J. Collins Age 56 Officer since 2018	Executive Vice President, Enterprise Portfolio Management. Prior to 2018, officer of Bank subsidiaries or divisions holding various positions
Eric Ellingsen Age 45 Officer Since 2021	Executive Vice President. President and Chief Executive Officer – California Bank & Trust. Prior to 2021, President and Chief Operating Officer of California Bank & Trust
Alan M. Forney Age 61 Officer since 2018	Executive Vice President. President and Chief Executive Officer – The Commerce Bank of Washington. Prior to 2018, officer of The Commerce Bank of Washington holding various positions, including chief lending officer
Olga Hoff Age 48 Officer since 2018	Executive Vice President, Retail Banking. Prior to 2018, officer of Bank subsidiaries or divisions holding various positions
Thomas E. Laursen Age 70 Officer since 2004	Executive Vice President, General Counsel and Secretary
Scott A. Law Age 56 Officer since 2019	Executive Vice President and Chief Human Resources Officer. Prior to 2019, Director of HR Shared Services
Scott J. McLean Age 65 Officer since 2006	President and Chief Operating Officer
Keith D. Maio Age 64 Officer since 2005	Executive Vice President and Chief Risk Officer. From 2015-2020, Chief Banking Officer
Michael Morris Age 65 Officer since 2013	Executive Vice President and Chief Credit Officer
Ryan Richards Age 45 Officer since 2021
Senior Vice President and Corporate Controller since May 2021. From December 2019 to April 2021, served in various capacities with Truist Financial Corporation, including chief accounting officer and director of investor relations. Various positions with SunTrust Banks, Inc. from Aug. 2014 to Dec. 2019

Rebecca K. Robinson Age 47 Officer since 2016	Executive Vice President and Director of Wealth Management
Terry A. Shirey Age 48 Officer since 2017	Executive Vice President. President and Chief Executive Officer – Nevada State Bank
Jennifer A. Smith Age 49 Officer since 2015	Executive Vice President and Chief Technology and Operations Officer

Individual [2]	Principal Occupation During Past Five Years [1]
Steve D. Stephens Age 63 Officer since 2010	Executive Vice President. President and Chief Executive Officer – Amegy Bank
Randy R. Stewart Age 61 Officer since 2018	Executive Vice President, Enterprise Mortgage Lending. Prior to 2018, officer of Amegy Bank holding various positions
Mark R. Young Age 62 Officer since 2015	Executive Vice President. President and Chief Executive Officer – National Bank of Arizona
1.Many of the individuals held the same or similar position for Zions Bancorporation, the Bank’s former holding company, which merged with and into the Bank effective September 30, 2018.
2.Officers are appointed for indefinite terms of office and may be removed or replaced by the Board or by the supervising officer to whom the officer reports.

Compensation Discussion and Analysis
In this Compensation Discussion and Analysis, or CD&A, we provide an overview of our executive compensation philosophy and decision-making process for 2021 compensation paid or awarded to our named executive officers, or NEOs, and the factors we considered in making those decisions. All of the NEOs are members of our 2021 Executive Management Committee, or EMC, which is made up of our CEO and his senior leadership team. Compensation for members of the EMC is determined by the Compensation Committee (the Committee).
Our NEOs for 2021 are:
•Harris H. Simmons, Chairman and Chief Executive Officer (CEO)
•Paul E. Burdiss, Chief Financial Officer (CFO)
•Scott J. McLean, President & Chief Operating Officer (COO)
•A. Scott Anderson, President and CEO of Zions Bank
•Keith D. Maio, Chief Risk Officer (CRO)

EXECUTIVE SUMMARY	25	Compensation Committee Report	39
COMPENSATION OVERVIEW	27	SUMMARY COMPENSATION TABLE	40
COMPENSATION DECISIONS FOR THE 2021 PERFORMANCE PERIOD	29	2021 GRANTS OF PLAN-BASED AWARDS	42
Base Salary	29	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2021	43
Annual Cash Incentive	29	OPTION EXERCISES AND STOCK VESTED IN 2021	44
Long-Term Incentives	31	2021 PENSION BENEFITS	44
DECISION-MAKING ROLES AND PROCESS	34	2021 NONQUALIFIED DEFERRED COMPENSATION	45
OTHER COMPENSATION ELEMENTS	36	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	46
COMPENSATION PRACTICES AND POLICIES	38	CEO PAY RATIO DISCLOSURE	49

EXECUTIVE SUMMARY

2021 FINANCIAL HIGHLIGHTS
The 2021 results, summarized below, reflect an economy continuing to recover from the sudden and severe recession experienced the prior year. The results include a second round of the SBA’s Paycheck Protection Program (PPP) and improvement in credit quality. For additional information on the Bank’s 2021 performance, see the Bank’s 2021 annual report on Form 10-K filed with the SEC.
•Average loans and leases decreased $1 billion, or 2%, from 2020 and decreased $1.1 billion when excluding PPP loans.
•Average total deposits grew $12.6 billion, or 20%, from 2020.
•Net interest income remained flat compared to 2020.
•Noninterest income increased $129 million, or 22%, from 2020.
•Noninterest expense increased $37 million, or 2%, from 2020.
•Net earnings applicable to common shareholders increased $595 million, or 118% from 2020.
•The efficiency ratio of 60.8% is up slightly compared to 59.4% in 2020.
•Net charge-offs were $6 million in 2021, compared to net charge-offs of $105 million in 2020.
•Adjusted Pre-Provision Net Revenue (pretax)(“PPNR”) less Net Charge-offs (“NCOs”) increased $78 million, or 7%, from 2020.
•Diluted Earnings per Share increased $3.77, or 125%, from 2020.

Some of the Bank’s key 2021 performance measures are highlighted in the following charts.

2021 PERFORMANCE SNAPSHOT
1.The median of the relevant metric for the Zions custom peer group described later in this document under the section labeled "Peer Group"
2.Reported tax equivalent net interest income minus net loan charge-offs as a percentage of average earning assets

2021 COMPENSATION DECISIONS SUMMARY
The Compensation Committee awarded the Bank’s NEOs total compensation with respect to 2021 that the Committee believes is generally commensurate with the Bank’s and management's performance in 2021.
•No salary increases for NEOs
•Approved 2021 annual cash incentive awards paid in 2022 below target and differentiated based on individual role, performance, and the 2021 operating environment
•Approved 2019-2021 Value Sharing Plan payouts above target based on exceeding goals
•Approved annual 2021 long-term incentive awards with greater than 50% of the grant delivered through performance-based awards in the form of long-term cash incentives and stock options

COMPENSATION OVERVIEW

COMPENSATION PHILOSOPHY AND OBJECTIVES
Zions' Compensation Committee believes the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of Bank shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:
•Attract and retain talented and experienced executives necessary to prudently manage shareholder capital in the highly competitive financial services industry;
•Motivate and reward executives whose knowledge, skills, and performance are critical to our success;
•Align the interests of our executive officers and shareholders by compensating our executives for managing our business to meet our long-term objectives, and reward performance greater than established targets;
•Support performance-based goals by linking significant percentages of CEO and senior executive compensation to performance, effectively using deferred pay, “clawbacks,” and performance conditions; and
•Pursue all compensation objectives in a manner that seeks to discourage risks that are unnecessary or excessive, or could jeopardize the safety and soundness of the Bank, including incorporating performance goals specifically tied to risk management.
The Bank’s compensation philosophy supports and reflects the Bank’s risk management culture. Zions’ 2021 compensation program for senior executives was designed to encourage management of risk and discourage inappropriate risk taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that are expected to reward desired behavior over time.
The Bank’s portfolio of awards is balanced between fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. Compensation decisions for 2021 relied on discretion to account for other factors, such as effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.
Risk mitigation is balanced with profitability and other performance objectives through features in the Bank’s compensation plans that expose our executives to loss of potential compensation value in the event of adverse financial results, adverse risk outcomes or other factors. This balancing of objectives and risk concerns has been furthered by other important design characteristics of our executive compensation arrangements.

Compensation Features and Governance

What We Do:	What We Don't Do:
Pay for Performance	No tax gross-ups for change in control payments
Require strong ownership and retention of equity	No “timing” of equity grants
Retain an independent compensation consultant	No hedging; restrictions on pledging
Maintain “double trigger” provisions for change in control scenarios	No repricing of stock option awards
Discourage excessive and unnecessary risk taking	No excessive perquisites
Maintain a clawback policy	No company plane or personal use of aircraft
Annual Say On Pay vote	No employment agreements for executive officers
At our 2021 Annual Meeting, our shareholders approved a non-binding advisory say-on-pay proposal with approximately 95% of the votes cast voting in favor of that proposal. The Compensation Committee of the Board reviewed the results of the shareholder vote, which indicates there is strong support among shareholders for our compensation structure and decisions.
2021 Target Total Direct Compensation
Our executive compensation program emphasizes performance-based compensation tied to Zions' financial performance, stock price and contributions to strategic initiatives. Approximately 81% of Mr. Simmons' target total compensation is performance-based and at risk, while the other NEOs have an average of 73% of their compensation performance-based and at risk.
Our NEOs’ total target direct compensation for 2021 consisted of the components described below:
1. 2021 Target Compensation is computed as the sum of the following compensation elements: (i) 2021 base salary; (ii) 2021 target annual cash incentive (i.e., an estimate of the cash award for expected performance results achieved in 2021 and awarded/paid in February 2022); (iii) grant value of Value Sharing Plan units awarded in 2021; and (iv) combined grant value of restricted stock units and stock options granted in 2021.
Details on each compensation element and individual grant decisions are set forth below under the “Compensation Decisions for the 2021 Performance Period” section.

COMPENSATION DECISIONS FOR THE 2021 PERFORMANCE PERIOD

COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS
Individual compensation decisions for all the NEOs are based upon a variety of factors including, but not limited to, operational performance, financial and risk management results, achievement of strategic objectives, individual performance, and the overall market environment.

Base Salary
The Committee targets the market median of the custom peer group (as described below) for the base salary for our executive officers. The Committee reviewed EMC compensation for 2021 but did not approve any base salary increases for the NEOs, even as the broader employee population did receive salary increases. Typically, base salary increases consider the competitive market and recognize individual performance, experience, criticality of the position and market data.
Because his job responsibilities require his dual residency in both Texas and Utah, Mr. McLean’s 2020 and 2021 base salary listed below also includes a $34,000 adjustment for housing which is not considered in the determination of his incentive compensation targets or actual incentive compensation awards (which are based on a percentage of base salary as discussed below).

2021 Base Salary Increase
Name	2020 Base Salary	2021 Base Salary	% Increase
Harris H. Simmons	$1,030,000	$1,030,000	—%
Paul E. Burdiss	$592,250	$592,250	—%
Scott J. McLean	$711,740	$711,740	—%
A. Scott Anderson	$592,765	$592,765	—%
Keith D. Maio	$550,000	$550,000	—%

Annual Cash Incentive
In February 2021, the Committee established performance objectives and annual cash incentive targets and maximums for all EMC members for the 2021 performance year.
The target cash incentive structures were developed based on an independent analysis of peer compensation structures and target levels by position. The annual cash incentive targets for all NEOs remained unchanged in 2021 from final 2020 levels. Maximum potential annual cash incentive amounts continued to be limited to 125% of target in order to discourage excessive and/or unnecessary risk taking.
The performance objectives for each EMC member contained descriptions of key priorities for each executive to focus on during 2021. These focus areas and the relative weighting assigned to each category were established in the first quarter of 2021 and could be modified, if appropriate, during the course of the year. The performance categories and 2021 priorities are as follows:
•Financial Management
•Strategic Leadership
•Effective Risk Management
•Talent Management and Succession Planning
•Other Role-Specific Priorities

The overall cash incentive pool for the Bank increased for 2021 based largely on growth of adjusted PPNR less net charge-offs and other financial results. In February 2022, the Committee assessed each EMC member’s performance against his or her preestablished quantitative and qualitative performance categories tailored to each EMC member at the recommendation of the CEO. Mr. Simmons did not make any recommendations regarding himself. The Bank also included an assessment of each NEO’s risk management effectiveness for consideration in the determination of each EMC member’s overall performance rating. Risk assessments include such items as credit quality, operational losses, risk appetite metrics, technology risk management, and quantitative consideration of issues management and compliance with the Bank's risk management strategic objectives and culture.
While the Bank believes this performance review process improves transparency and strengthens the alignment between pay and performance, the Committee continues to rely on discretion and the exercise of disciplined judgment in making its final award determinations so that individual contributions align properly with the organization’s financial and risk management results.
The Committee relied on its review and evaluation of the aforementioned factors to award the following cash incentives to the NEOs for the 2021 performance year:

2021 Annual Cash Incentive Award
Name	Target Cash Incentive	Actual Cash Incentive Award	% of Target Awarded
Harris H. Simmons	$1,442,000	$792,000	55%
Paul E. Burdiss	$592,250	$440,000	74%
Scott J. McLean	$779,401	$450,000	58%
A. Scott Anderson	$444,574	$327,000	74%
Keith D. Maio	$412,500	$360,000	87%
All of our NEOs received cash incentive awards that were below target, based on overall bank performance in a challenging 2021 environment, despite strong individual performance. The Committee expressed some of the following comments in assessing Mr. Simmons’ accomplishments and performance during 2021:
Harris H. Simmons, Chairman & CEO
•Strong financial results in a challenging environment
•Preservation of credit quality and risk mitigation results
•Excellent execution on initiatives and progress on strategic plan
•Continued market segmentation and implementation of customer-centered strategies
•Leadership in diversity, equity, and inclusion initiatives
Mr. Simmons noted the following significant 2021 accomplishments in the assessment of each NEO’s performance during 2021:
Paul E. Burdiss, CFO
•Prudent management of bank liquidity during a period of high growth in deposits
•Evaluation of strategic investments and overall expense management
•Strong talent management demonstrated by developing key internal leaders and strategic external hires
•Implementation and integration of strategic plan across multiple divisions
Scott J. McLean, President & COO
•Effective leadership and direction across multiple enterprise projects
•Simplification initiatives designed to reduce cost, and improve oversight and discipline
•Promotion of diversity efforts and other culture initiatives
•Continued focus and strong results in fee income

A. Scott Anderson, CEO – Zions Bank
•Strong growth in PPNR, non-interest income, fee income, and deposits
•Provided leadership and executive sponsorship on several enterprise initiatives
•Reinforced a strong risk management culture at Zions Bank
•Developed talent through career planning management and promoting opportunities for women and minorities
Keith D. Maio, CRO
•Supported strategic objectives and initiatives in credit and risk
•Demonstrated consistent leadership in managing risk across the enterprise
•Strengthened the leadership team in the risk area
•Leadership in improving credit processes

Long-Term Incentives
Long-term incentive compensation has historically been an area of particular emphasis in our executive compensation program to promote the long-term perspective necessary for our continued success, including sustained strong profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective to align a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders. Both equity awards and value sharing plan units subject executives to long-term risks faced by the Bank and its shareholders. These plans are also useful as a key retention element because payouts are dependent upon continued employment with the Bank. Overall, the target mix in 2021 (as a percentage of total target long-term incentive compensation) was 45% multi-year cash incentive units, or value sharing plan units, 44% restricted stock units, and 11% stock options. The actual compensation ultimately earned from these awards is highly dependent upon future stock price and financial performance. The following table summarizes the long-term awards granted in 2021:

2021 Long-Term Incentive Grants
Name	Value Sharing Plan	Stock Options[1]	Restricted Stock Units[1]	Total[1]
Harris H. Simmons	$1,297,800	$317,240	$1,268,960	$2,884,000
Paul E. Burdiss	$546,351	$133,552	$534,210	$1,214,113
Scott J. McLean	$670,963	$164,013	$656,052	$1,491,028
A. Scott Anderson	$320,093	$78,245	$312,980	$711,318
Keith D. Maio	$290,813	$71,087	$284,350	$646,250

1. Amounts above represent rounded target values as of the date of grant, based on the Bank’s stock price and the Black-Scholes value, and differ from the amounts set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table which are computed in accordance with FASB ASC Topic 718.

Value Sharing Plans
The Bank’s multi-year cash incentive plans, referred to as value sharing plans, encourage participants to focus on long-term financial results for the business units they manage and provide an opportunity for executive officers and certain designated key employees to be rewarded for financial results greater than predetermined minimum performance thresholds over multi-year periods. A corporate-level value sharing plan is established each year for participants with enterprise-wide responsibilities, and corresponding value sharing plans are established for senior officers at each of our seven bank affiliates in order to more directly reward those participants for results that are within their markets and spheres of influence. Affiliate CEOs are typically granted units in both the corporate and affiliate-level plans. Value sharing plans are reviewed and updated each year to ensure alignment with the Bank’s business strategy, regulatory guidance and the external market.

The following sections outline the plan design highlights for the 2019-2021 plans, the pay-outs for which were determined following the conclusion of the performance period on Dec. 31, 2021, and the 2021-2023 plans, under which the NEOs were granted units during the first quarter of 2021.
2019-2021 Value Sharing Plans
The 2019-2021 value sharing plans measured financial performance in the categories below, with the indicated weights applied in determining award values. The table displays the achievement of each metric based on the goals and performance payout matrices. Additional detail including the performance payout matrices are described in the 2020 Proxy Statement.

2019-2021 Value Sharing Plan		Weight	Zions Bancorp Achievement	Zions Bank Achievement
Absolute Metric[1]	Adjusted Pretax Pre-provision Net Revenue (PPNR)[2]	40%	118%	120%
Relative Metrics[3]	Adjusted Return on Tangible Assets (ROTA)[4]	20%	66%	66%
	Earnings Per Share Growth	20%	103%	103%
Discretion	Compensation Committee Discretion	20%	155%	135%
	Payout as a % of Target		112%	109%

1. Performance is measured at the affiliate bank level and evaluated relative to each affiliate bank’s internal plan
2. Taxable-equivalent revenue minus direct expense minus net charge-offs
3. Measured at the consolidated enterprise level and results are evaluated against those achieved by organizations in the custom peer group
4. Net income applicable to common shareholders divided by average tangible assets; where the loan loss provision is replaced by actual net charge-offs
The final settlement values are detailed in the chart below. Messrs. Simmons, Burdiss, McLean, and Maio, had 100% of their awards in the Zions Bancorporation Value Sharing Plan. Mr. Anderson's award was split evenly between the Zions Bancorporation Plan and the Zions Bank Plan.

2019-2021 Value Sharing Plan – Final Settlement Values
Name	Value Sharing Plan	Target VSP	Achievement	Final Settlement
Harris H. Simmons	Zions Bancorporation	$1,297,800	112%	$1,449,210
Paul E. Burdiss	Zions Bancorporation	$420,750	112%	$469,838
Scott J. McLean	Zions Bancorporation	$579,468	112%	$647,073
A. Scott Anderson	Zions Bancorporation	$157,500	112%	$175,875
	Zions Bank	$157,500	109%	$170,625
Keith D. Maio	Zions Bancorporation	$300,000	112%	$335,000
2021-2023 Value Sharing Plans
In February 2021, the Committee established value sharing plans consisting of a corporate-level and seven affiliate-level plans covering the years 2021 through 2023. Unit awards to executives and other officers in the value sharing plans are granted by the Committee on a discretionary basis, reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Bank.

The 2021-2023 plans focus on key drivers of long-term shareholder value, promote understanding and connection to performance, maintain alignment with affiliate and enterprise-wide performance, and focus on risk management outcomes for the entities they manage. The plan design is similar to the 2020-2022 plans. There are five financial metrics outlined below. The target value of each unit was established at $1.00 per unit and the maximum payout value for each unit was set to $1.50 per unit. The weightings were modified to give affiliate banks more emphasis on their absolute metrics (75/25) while the corporate plan is weighted evenly between absolute and relative metrics.
The 2021-2023 value sharing plans measure performance in the following categories, with the indicated weights to be applied in determining award values:

2021-2023 Value Sharing Plan Design		Corporate VSP Weight	Bank Affiliate VSP Weight
Absolute Metrics (Corporate/Bank Affiliate results)	PPNR Growth[1]	25.0%	37.5%
	Net Charge-Offs / Average Loans	15.0%	22.5%
	Efficient Capital Utilization[2]	10.0%	15.0%
Relative Metrics (Corporate results v. Peer Group)	Adjusted EPS Growth[3]	25.0%	12.5%
	Return on Tangible Assets[3]	25.0%	12.5%
1.PPNR = adjusted taxable-equivalent revenue less adjusted noninterest expense as disclosed in Zions' Annual Report on Form 10-K
2. Calculated as (Loan Credit Spread + Managed Core Fee Income) / Risk Weighted Assets and includes municipal held-to-maturity securities
3. Actual net-charged off loans and leases will be substituted for provision for loan losses in calculating relative EPS Growth and ROTA
The final ROTA and EPS Growth component payout values are calculated by taking a simple average of the ROTA and EPS growth component values for 2021, 2022, and 2023 compared to the companies in the custom peer group.

Risk-Adjusted Return on Tangible Assets		Adjusted EPS Growth
Rank v. Peers	Payout ($/unit)	Rank v. Peers	Payout ($/unit)
Max - 100th percentile	$1.50	Max - 100th percentile	$1.50
80th percentile	$1.30	80th percentile	$1.30
60th percentile	$1.10	60th percentile	$1.10
50th percentile	$1.00	50th percentile	$1.00
40th percentile	$0.80	40th percentile	$0.80
30th percentile	$0.40	30th percentile	$0.40
Below Threshold	$—	Below Threshold	$—
Performance for absolute metrics will be measured over a single three-year performance period with two of the measures (PPNR growth and efficient capital utilization) using 2020 as the baseline year. Failure to achieve threshold performance on either PPNR growth or net charge-offs to average loans will result in zero payout for all absolute metric-related components unless performance relative to peers on that metric is above the 75th percentile. For the 2021 - 2023 Plan, the Board also conditioned up to 50% of the ultimate payout for select executives on the successful delivery of technology initiatives, as determined at the discretion of the Committee.

Risk-Adjusted PPNR Growth		Net Charge-Offs / Avg Loans		Efficient Capital Utilization
% of Plan	Payout ($/unit)	% of Plan	Payout ($/unit)	% of Plan	Payout ($/unit)
> 30% Growth	$1.50	<= 0 bps	$1.50	>=130%	$1.50
27% Growth	$1.35	10 bps	$1.25	120%	$1.33
23% Growth	$1.15	15 bps	$1.13	110%	$1.16
20% Growth	$1.00	20 bps	$1.00	100%	$1.00
15% Growth	$0.75	30 bps	$0.67	95%	$0.75
10% Growth	$0.50	40 bps	$0.34	90%	$0.50
<0% Growth	$—	>50 bps	$—	<80%	$—

Stock Option Awards
In February 2021, the Committee also approved stock option awards for the Bank's NEOs. Generally, grants of stock options are influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since stock options are forward-looking incentives, there is less year-over-year variance (at an individual level) in the value of the options granted to participants.
Additionally, these stock option grants were limited to less than 10% of each respective NEO’s total incentive compensation in order to discourage excessive or unnecessary risk-taking. Generally, the Bank’s stock option awards have been granted with a seven-year term and ratable vesting over three years.
Restricted Stock Unit Awards
In February 2021, the Committee also approved restricted stock unit awards for the Bank's NEOs. These grants were intended to focus senior executives on future performance and to better align executives' compensation to the interest of shareholders. Like the granting of stock options, the size of these grants is generally influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since restricted stock unit awards are forward-looking incentives, there is less year-over-year variance (on an individual level) in the value of the awards granted to participants.
These awards will vest ratably, 25% per year for four years on the anniversary date of the grant. The Committee attached two-year post-vest holding restrictions on the restricted stock units awarded to Messrs. Simmons and McLean. These restrictions prohibit Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.

DECISION-MAKING ROLES AND PROCESS

ROLES AND RESPONSIBILITIES
Role of the Committee
The Compensation Committee makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives, Risk Management Framework, and the requirements of the applicable regulatory bodies. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, but are not limited to, the following:
•Reviewing, recommending, and seeking the full Board's input on the compensation for the Bank’s CEO;

•Reviewing and approving CEO compensation recommendations for the remaining NEOs, and other members of the EMC;
•Reviewing and approving the performance metrics and goals for all executive management compensation programs and evaluating performance at the end of each performance period; and
•Approving annual cash incentive award opportunities, equity award opportunities, and long-term cash award opportunities under the Bank’s value sharing plans.
In making compensation decisions, the Committee uses several resources and tools, including the services of McLagan, an independent executive compensation consulting firm with financial services industry expertise that was retained by, and reports to, the Committee. The Committee also considers summary analyses of total compensation delineating each compensation element, risk scorecards provided by our CRO, competitive benchmarking and other analyses as described below.
Role of the Independent Consultant
The Committee uses the services of an outside executive compensation consultant, McLagan, to provide guidance and advice to the Committee on all matters covered by its charter. McLagan advised the Committee on matters related to the executive officers' compensation and general compensation programs, including industry best practices.
This consultant was directly selected and engaged by the Committee to provide a broad set of services pertaining to the compensation of the Bank’s executives. Based on its review of relevant factors, the Committee assessed McLagan’s independence and concluded that no conflict of interest existed that would have prevented McLagan from independently advising the Committee during 2021.
Role of Executive Officers in Compensation Decisions
The CEO annually reviews the performance of each of the other NEOs; additionally, a risk effectiveness assessment is completed by the CRO for the CEO, each of the NEOs and other executive officers of the Bank. Based on these evaluations, the CEO makes compensation recommendations to the Committee. In addition, the CEO and other members of the EMC also annually assess performance for other executive officers and make compensation recommendations to the Committee. Although the Committee considers these recommendations along with data provided by its other advisors, it retains full discretion to set all compensation for the Bank’s executive officers.
Additionally, the CEO, president, CFO, CRO, chief credit officer, and other select members of the Bank’s EMC serve on the internal Incentive Compensation Oversight Committee (ICOC). The ICOC reviews and evaluates all incentive compensation plans in which the participants include executive management and other employees that expose the organization to material inherent risks. The purpose of these reviews is to address the concern that the Bank’s incentive compensation plans not incent or pose excessive or unnecessary risks to the Bank.

PEER GROUP
In making compensation decisions, the Committee has historically compared major elements of total direct compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the “custom peer group.” The Committee refers to this custom peer group for both compensation and performance-related benchmarking. Financial performance data is prepared either by the Committee’s independent compensation consultant or by the Bank, using publicly available data from the custom peer group members’ public filings and audited financial statements. Compensation data is generally prepared by the Committee’s independent compensation consultants, using proprietary compensation databases and publicly available data from proxy statements. The Bank’s consultant reviews any financial and/or compensation data that is prepared by the Bank and provided to the Committee.
The custom peer group consists of companies that the Committee believes are reasonably comparable in terms of size and scope of business to the Bank and against which the Committee believes the Bank competes for talent and shareholder investment. The following 17 companies were identified by the Committee as the 2021 custom peer group.

•Associated Banc-Corp	•Huntington Bancshares Incorporated
•BOK Financial Corporation	•KeyCorp
•Citizens Financial Group	•M&T Bank Corporation
•Comerica Incorporated	•People’s United Financial, Inc.
•East West Bancorp, Inc.	•Regions Financial Corporation
•First Horizon National Corp.	•Synovus Financial Corp.
•First Republic Bank	•Western Alliance Bancorp
•Fifth Third Bancorp	•WinTrust Financial, Inc.
•FNB Corp.
The Committee periodically reviews the custom peer group and considers changes deemed necessary to ensure that the nature and size of the organizations continues to be appropriate. In Dec. 2020, the Committee reviewed and decided to not change the custom peer group for 2021. During that review, the Bank continued to rank close to the median of the custom peer group in asset size (49th percentile), total revenue (49th percentile), and market capitalization (45th percentile). In 2022, Zions’ Board approved updates to the peer group to keep Zions close to the median of the peer group for asset size, total revenue, and market capitalization, removing People’s United Financial (PBCT) due to the anticipated merger with M&T Bank Corporation (MTB) while adding Pinnacle Financial Partners (PNFP) and Hancock Whitney Corporation (HWC).
BENCHMARKING
The Bank’s goal is to provide a competitive total compensation package that will attract and retain executives with the ability and experience necessary to lead the Bank and deliver strong performance to its shareholders. Since the Bank competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries, annual cash compensation, and the grant value of long-term incentives to the market median (50th percentile) for similarly situated executives working at organizations in the custom peer group. While the benchmarking process provides valuable information regarding the competitive market, the Compensation Committee also assesses many other factors when setting pay levels. These factors include, but are not limited to: the executive’s tenure and performance, the performance of the Bank, internal equity, historical compensation, and position scope of responsibilities.
When determining compensation mix and levels, the following items are considered:
•The most recent and prior years’ comparative proxy statement and survey data for similar jobs among the custom peer group;
•To reduce volatility and customize the data to Zions' asset size, regression analysis is used to benchmark base salary, target annual cash incentive, and total direct compensation; and

•The ability to conform to expectations and guidance issued by various regulatory authorities relating to upside leverage for incentive compensation plans and the mix of long-term incentive compensation (e.g., stock options, restricted stock units, or cash performance plans with multi-year vesting and/or performance periods) as a percentage of each EMC member’s total incentive compensation.

OTHER COMPENSATION ELEMENTS
The NEOs are generally eligible for the same broad-based health and retirement benefit programs on the same basis as the rest of our full-time employees. Programs that provide different levels of benefits for executive officers are noted in the descriptions below:

RETIREMENT BENEFITS
We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Bank’s Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan, and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.
Payshelter 401(k) and Employee Stock Ownership Plan
The Payshelter 401(k) and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee stock ownership plan. The plan permits participants to contribute between 1% and 80% of their eligible earnings on a tax-deferred basis, up to a maximum of $19,500 ($26,000 for participants age 50 and over) in 2021. Employee contributions are always 100% vested. Vesting of employer matching contributions occurs upon contribution. We provide a matching contribution of up to 4.5% of compensation (up to the Internal Revenue Code limits).
The plan also has a profit sharing component in which contributions are based upon our performance according to a discretionary formula approved annually by the Board. In recent years, the formula has been based upon the achievement of varying levels of return on average shareholder common equity. In view of the Bank’s profit results in 2020, we made a profit sharing plan contribution in early 2021 equal to 1.25% of eligible compensation in 2020. Bank profit sharing contributions are invested in our common shares. Participants may diversify the Bank’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Vesting of the Bank contributions is an incremental vesting schedule over five years. The maximum employer matching contribution and profit sharing contribution permitted under the plan are limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2021 cannot exceed $290,000.
For selected executives, including Messrs. Simmons and Anderson, profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Bank’s Excess Benefit Plan, which is described below.
Deferred Compensation Plan
The Deferred Compensation Plan is a non-qualified retirement plan that allows select highly compensated employees to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation. The Bank does not make any employer contributions to this plan. Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Internal Revenue Code.
Excess Benefit Plan
On Jan. 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations under our 401(k) plan. Messrs. Simmons and Anderson are the only NEOs grandfathered into this plan.
Supplemental Retirement Plan
From approximately 1978-1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over 10 years upon retirement at age 65 or older. Messrs. Simmons and Anderson are the only NEOs who have this arrangement, which will provide them $20,000 per year for 10 years beginning at retirement.

PERQUISITES
From time to time, we provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation objective to better enable the Bank to attract and retain superior employees for key positions. The Committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs. The amount of perquisites for each NEO was less than $10,000 in 2021.

COMPENSATION PRACTICES AND POLICIES
The Bank’s Incentive Compensation Clawback Policy, Share Ownership and Retention Guidelines, and Pledging, Speculative and Hedging Arrangements Policy are available for review under the “Corporate Governance” section of the Bank’s website at www.zionsbancorporation.com.
INCENTIVE COMPENSATION CLAWBACK POLICY
The Bank believes that incentive compensation offered to its employees should be subject to clawback in order to incentivize employees to manage the Bank’s risks carefully and avoid acts and practices that expose the Bank to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts, and to ensure that incentive compensation realized by employees fairly reflects the short- and long-term value of the services provided by the employees. The principal and ordinary means of subjecting incentive compensation to clawback is through compensation design features which expose our employees to loss of potential compensation in the event of such adverse impacts.
The Bank also believes that in extraordinary circumstances these design features and ownership requirements may not be sufficient to discourage undue risk-taking and ensure the fairness of realized compensation. To address such circumstances, the Bank's Incentive Compensation Clawback Policy gives the Bank the discretion to clawback incentive compensation awarded to any employee in the event of certain adverse impacts for which the employee is responsible.
SHARE OWNERSHIP AND RETENTION GUIDELINES
We maintain share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to five depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines.
In addition, the Committee attached two-year post-vest holding restrictions on the common stock received under the restricted stock unit grants made to Messrs. Simmons and McLean in Feb. 2021. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from selling, transferring or otherwise disposing of these shares for an additional two-year period following each vesting event.
ANTI-HEDGING AND RESTRICTED PLEDGING POLICY
The Bank has a long-standing general policy on insider trading to guard against improper securities trading. Our Insider Trading Policy prohibits hedging and places certain restrictions on pledging of Bank stock by directors and executive officers. Under this policy, our directors and executive officers may pledge Bank stock only with the approval of the Bank's CEO, CFO or general counsel, based on certain conditions. The Compensation Committee reviews any pledging activities annually and may direct one or more pledgors to reduce their outstanding pledged positions if the Committee believes it is necessary or advisable to reduce risk. Pledged stock is not included in amounts held by directors and officers to meet the Bank’s stock ownership and retention guidelines.

ACCOUNTING FOR STOCK-BASED COMPENSATION
We account for share-based payments in accordance with the requirements of FASB Accounting Standards Codification Topic 718 Compensation - Stock Compensation (or ASC 718). See Note 1 “Summary of Significant Accounting Policies-Share-Based Compensation” and Note 19 “Share-based Compensation” to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended Dec. 31, 2021.

Compensation Committee Report
The following Report of the Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Bank filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Bank specifically incorporates this Report by reference therein.
The Compensation Committee of the Bank has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report was adopted Feb. 28, 2022, by the Compensation Committee of the Board of Directors.
Compensation Committee
Vivian S. Lee, Chairperson
Claire A. Huang
Barbara A. Yastine

Compensation Tables

SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid or earned for 2021, 2020, and 2019 by each of the NEOs, comprised of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers during the year ended Dec. 31, 2021.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Nonequity Incentive Plan Compen-sation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)(7)	All Other Compensation ($)(8)	Total ($)
Harris H. Simmons Chairman and Chief Executive Officer Zions Bancorporation	2021	1,030,000	792,000	1,021,348	317,259	1,449,210	—	46,296	4,656,113
	2020	1,030,000	900,000	1,268,979	309,491	1,181,250	27,357	78,339	4,795,416
	2019	1,030,000	1,080,000	1,061,711	317,094	561,600	63,547	71,241	4,185,193

Paul E. Burdiss Chief Financial Officer Zions Bancorporation	2021	592,250	440,000	534,226	133,561	469,838	—	20,257	2,190,132
	2020	592,250	419,000	539,811	131,656	441,788	—	26,030	2,150,535
	2019	592,250	476,000	485,194	121,239	268,125	—	19,475	1,962,283

Scott J. McLean President and Chief Operating Officer Zions Bancorporation	2021	711,740	450,000	528,040	164,024	647,073	—	16,463	2,517,340
	2020	711,740	513,000	531,753	159,648	489,825	—	19,338	2,425,304
	2019	711,740	603,500	479,487	141,582	303,225	—	31,149	2,270,683

A. Scott Anderson Chief Executive Officer Zions Bank	2021	592,765	327,000	266,375	78,252	346,500	2,593	27,550	1,641,035
	2020	592,765	327,000	267,652	76,333	340,990	142,444	41,774	1,788,958
	2019	592,765	367,200	269,691	76,966	200,020	39,994	42,407	1,589,043

Keith D. Maio Chief Risk Officer Zions Bancorporation	2021	550,000	360,000	242,027	71,094	335,000	—	15,661	1,573,782
	2020	542,885	341,000	236,653	67,060	315,000	—	19,125	1,521,723
1.The table reflects the position held by each NEO as of Dec. 31, 2021.
2.Mr. McLean’s 2019, 2020, and 2021 salary includes an adjustment for housing that became effective upon his promotion to president of Zions Bancorporation. This housing adjustment reflects the time worked in Salt Lake City, Utah for this role as well as the time worked in Houston, Texas to retain a key leadership role with Amegy Bank. The housing adjustment is more cost effective for the Bank compared to the alternative of securing corporate housing or utilizing hotels.
3.Grant values of restricted stock units are displayed for grants made during the fiscal year. The aggregate grant date fair value of the awards made to the NEOs is estimated in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting award may or may not be equal to the FASB ASC Topic 718 determined value. For a discussion of valuation assumptions, see “Note 19 – Share-Based Compensation” of the Notes to Consolidated Financial Statements included under Item 8 in our Annual Report on Form 10-K for the year ended Dec. 31, 2021.
4.The amount reflected in the "Option Awards" column is the aggregate grant date fair value of the awards made to the NEOs, computed in accordance with FASB ASC Topic 718. The fair value of each grant is established on the date of grant using the Black-Scholes option-pricing model. The value ultimately realized by the executive upon the actual vesting of the exercise of the stock options may or may not be equal to the FASB ASC Topic 718 determined value. For a discussion of valuation assumptions, see “Note 19 – Share-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report under Item 8 of the Form 10-K for the year ended Dec. 31, 2021. The Bank determines the fair value of RSUs using a valuation model to estimate a liquidity discount on RSUs with post-vesting restrictions.
5.Value sharing plan amounts under the 2019-2021 plans were considered earned as of Dec. 31, 2021, and are reflected in the Nonequity Incentive Plan Compensation column. More information about the determination of these payments is disclosed in the Compensation Discussion & Analysis under the “Compensation Decisions for the 2021 Performance Period” section.
6.The net change in the accumulated present value of pension benefits for during 2021 for Mr. Anderson was $2,593.

7.Amounts deferred by participants in the Deferred Compensation Plan are invested by the Bank in various investment vehicles at the direction of the participant. The Bank does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Bank. No above market or preferential earnings were credited on deferred compensation accounts in 2021.
8.All other compensation for 2021 consists of the following:

Name	Matching, True-up, and Profit Sharing contributions to the Bank's tax-qualified defined contribution Plan	Contributions to the non-qualified Excess Benefit Plan
Harris H. Simmons	$16,463	$29,833
Paul E. Burdiss	$20,257	$—
Scott J. McLean	$16,463	$—
A. Scott Anderson	$16,613	$10,937
Keith D. Maio	$15,661	$—

2021 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant to an NEO in the most recently completed fiscal year of restricted stock units, performance stock units, stock options, performance options, and value sharing plan units. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made in 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Type	Equity Award Grant Date	Units Awarded (#)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)
Harris H. Simmons	Restricted Stock Units[1]	2/8/2021	—	—	—	—	26,083	—	—	1,021,348
	Options[2]	2/8/2021	—	—	—	—	—	40,377	48.65	317,259
	Value Sharing Plan[3]	2/8/2021	1,297,800	—	1,297,800	1,946,700	—	—	—	—

Paul E. Burdiss	Restricted Stock Units[1]	2/8/2021	—	—	—	—	10,981	—	—	534,226
	Options[2]	2/8/2021	—	—	—	—	—	16,998	48.65	133,561
	Value Sharing Plan[3]	2/8/2021	546,351	—	546,351	819,527	—	—	—	—

Scott J. McLean	Restricted Stock Units[1]	2/8/2021	—	—	—	—	13,485	—	—	528,040
	Options[2]	2/8/2021	—	—	—	—	—	20,875	48.65	164,024
	Value Sharing Plan[3]	2/8/2021	670,963	—	670,963	1,006,445	—	—	—	—

A. Scott Anderson	Restricted Stock Units[1]	2/8/2021	—	—	—	—	6,433	—	—	266,375
	Options[2]	2/8/2021	—	—	—	—	—	9,959	48.65	78,252
	Value Sharing Plan[3]	2/8/2021	320,093	—	320,093	480,140	—	—	—	—

Keith D. Maio	Restricted Stock Units[1]	2/8/2021	—	—	—	—	5,845	—	—	242,027
	Options[2]	2/8/2021	—	—	—	—	—	9,048	48.65	71,094
	Value Sharing Plan[3]	2/8/2021	290,813	—	290,813	436,220	—	—	—	—
1.Restricted stock units were granted under the Zions Bancorporation 2015 Omnibus Incentive Plan. The restricted stock units have provisions consistent with our typical structure, 25% vesting each year over four years. Upon retirement after attainment of age 60 or older with five or more years of total service with the Bank, the restricted stock units continue to vest according to the original vesting schedule. All unvested restricted stock units are forfeited upon a termination of employment for any other reason. During the vesting period, restricted stock units do not provide voting rights, but do have dividend equivalent rights. An additional two-year post-vest hold provision applies to the restricted stock units awarded to Messrs. Simmons and McLean. This provision prohibits Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event. The Bank determines the fair value of RSUs using a valuation model to estimate a liquidity discount on RSUs with post-vesting restrictions.

2.Stock options were granted under the Zions Bancorporation 2015 Omnibus Incentive Plan. The stock options have an exercise price equal to the fair market value on the date of the grant and vest over three years. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Bank, the options continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason.
3.Units were granted under the 2021-2023 value sharing plans. Messrs. Simmons, Burdiss, McLean, and Maio participate in the Bancorporation Value Sharing Plan, while Mr. Anderson has half of his value sharing units in the Bancorporation Plan and half in the Value Sharing Plan of Zions Bank. Performance under these plans is based on an assessment of achievement by the Committee of various financial goals compared to predetermined thresholds over the time period from January 1, 2021, to Dec. 31, 2023. Performance in each subsequent year in the plan will be evaluated and the results of the three years averaged together. Value continues to be subject to a risk-based forfeiture clause and other possible reductions until the end of the plan on Dec. 31, 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2021
The following table provides information concerning outstanding options, restricted shares, restricted stock units, and performance stock units as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For option awards, the table discloses the exercise price and the expiration date. For restricted stock, restricted stock units and performance stock units, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.
We computed the market value of the stock awards by multiplying the closing market price of our common stock at the end of the most recent fiscal year ($63.16) by the number of shares or units.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Harris H. Simmons	19,238	—	40.91	3/23/2024
	23,424	—	51.23	3/22/2025	5,368(3)	339,043
	20,336	10,168	51.17	2/28/2026	12,400(3)	783,184
	12,604	25,208	45.65	2/9/2027	20,849(3)	1,316,823
	—	40,377	48.65	2/7/2028	26,083(3)	1,647,402
	75,602	75,753			64,700	4,086,452

Paul E. Burdiss	9,506	—	55.68	2/22/2025	2,179	137,626
	7,775	3,888	51.17	2/28/2026	4,741	299,442
	5,361	10,724	45.65	2/9/2027	8,869	560,166
	—	16,998	48.65	2/7/2028	10,981	693,560
	22,642	31,610			26,770	1,690,794

Scott J. McLean	10,590		44.55	2/23/2024
	9,749		55.68	2/22/2025	2,234(3)	141,099
	9,080	4,540	51.17	2/28/2026	5,536(3)	349,654
	6,501	13,004	45.65	2/9/2027	10,754(3)	679,223
	—	20,875	48.65	2/7/2028	12,981(3)	819,880
	35,920	38,419			31,505	1,989,856

A. Scott Anderson	17,915	—	29.02	5/21/2022
	12,744	—	20.99	2/11/2023
	6,247	—	44.55	2/23/2024
	5,643	—	55.68	2/22/2025	1,293	81,666
	4,936	2,468	51.17	2/28/2026	3,009	190,048
	3,108	6,218	45.65	2/9/2027	5,142	324,769
	—	9,959	48.65	2/7/2028	6,172	389,824
	50,593	18,645			15,616	986,307

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Keith Maio	5,799	—	55.68	2/22/2025	1,329	83,940
	4,743	2,372	51.17	2/28/2026	2,892	182,659
	2,599	5,200	45.65	2/9/2027	4,299	271,525
	—	452	29.12	9/30/2027	330	20,843
	—	9,048	48.65	2/7/2028	5,607	354,138
	13,141	17,072			14,457	913,105
1.All outstanding stock options vest 33% each year on the grant date anniversary and have a seven-year term.
2.All outstanding restricted shares and restricted stock units vest 25% each year on the grant date anniversary.
3.An additional two-year post-vest hold provision applies to the restricted stock units awarded to Messrs. Simmons and McLean in 2018, 2019, 2020, and 2021. This provision prohibits them from trading these shares for an additional two-year period following each vesting event.
4.Based on closing market price on Dec. 31, 2021, of $63.16 per share.

OPTION EXERCISES AND STOCK VESTED IN 2021
The following table provides information concerning exercises of options and vesting of restricted stock during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares that have vested, and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Harris H. Simmons	78,946	1,663,221	23,210	1,158,254
Paul E. Burdiss	30,491	805,730	10,228	549,060
Scott J. McLean	—	—	11,829	637,317
A. Scott Anderson	3,497	90,607	6,110	331,676
Keith D. Maio	11,379	239,475	6,129	333,427
1.We computed the aggregate dollar amount realized upon vesting, according to the vesting schedule, by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2021 PENSION BENEFITS
The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).

Values reflect the actuarial present value of each NEO’s accumulated benefit under the plans, computed as of Dec. 31, 2021. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in the Bank’s financial statements.

Name[1]	Plan Name	Number of Years of Credited Service[2]	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Excess Benefit Plan	21.46	423,237	—
	Supplemental Retirement Plan	N/A	178,228	—

A. Scott Anderson	Excess Benefit Plan	22.50	454,366	—
	Supplemental Retirement Plan	N/A	178,228	—
1.Messrs. Burdiss, McLean, and Maio are not eligible to participate in the Bank’s defined benefit retirement programs.
2.The service credits will remain constant in future years. Any future present value changes will only result from interest crediting.
Information regarding the Excess Benefit Plan, and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2021 NONQUALIFIED DEFERRED COMPENSATION
The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.
The “Executive Contributions in Last Fiscal Year” column indicates the aggregate amount contributed to such plans by each NEO during 2021.
The “Registrant Contributions in Last Fiscal Year” column indicates our aggregate contributions on behalf of each NEO during 2021. Generally, these amounts reflect restoration benefits provided under the Bank’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.
The “Aggregate Earnings in Last Fiscal Year” column indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2021, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table.
The “Aggregate Withdrawals/Distributions” column reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the “Withdrawals/Distribution” column nor the “Aggregate Balance” column represents compensation with respect to our most recently completed fiscal year.
The “Aggregate Balance at Last Fiscal Year End” column reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of Dec. 31, 2021.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Harris H. Simmons	—	29,833	300,499	—	934,129
Paul E. Burdiss	—	—	—	—	—
Scott J. McLean	—	—	—	—	—
A. Scott Anderson	—	10,937	404,868	—	1,237,657
Keith D. Maio	—	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
For competitive reasons and reasons described below, we believe it is important to protect key associates (including the NEOs) in the event of certain terminations of employment during a transition period following a change in control of the Bank. We entered into standard agreements due to financial services industry consolidation and because we wanted to minimize distractions to our executives caused by a rumored or actual change in control.
Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change in control agreements assist us in retaining executive talent and realizing the objectives described above.
The change in control agreements entered into with the NEOs generally provide for certain "double-trigger" change in control severance protections as follow: during the two-year period following a change in control of Zions Bancorporation, if the NEO's employment is terminated other than for "cause" or if the NEO resigns for "good reason," they would be paid accrued compensation and benefits, plus an amount equal to a three times multiple of base salary and the greater of the targeted annual bonus or the average annual bonus awarded the three years immediately prior to the change in control.

Our change in control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.
Our change in control agreements provide that equity awards only provide for accelerated vesting and exercisability after a change in control if the employment of the executive is terminated (i.e., only upon the occurrence of a “double trigger”). Additionally, executives will be entitled to pro rata payment of benefits available under the value sharing plans on a double trigger basis.
Our change in control agreements also provide that, commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Bank any of its officers or employees.
The Potential Payments Upon a Change in Control table at the end of this section summarizes the estimated payments to be made under each contract, agreement, plan, or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability, or a constructive termination of an NEO, or change in control of the Bank or a change in the NEO’s responsibilities.

For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $63.16.
SEVERANCE
Our NEOs do not have employment agreements which guarantee them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to these NEOs only under the Bank’s broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a change in control agreement (as described above).
Zions Bancorporation maintains severance guidelines for executive officers that generally provide four weeks' salary for each $20,000 in base salary (rounded to the nearest thousand) or two weeks’ pay for every year of completed service up to ten years and an additional week of pay for every year over ten years of service, whichever is greater up to a maximum of 52 weeks. A severance payment for an NEO, if any, is not enhanced over what any other employee would be due as a result of the termination occurrence. We pay such amounts in anticipation of unemployment and not as a reward for past service. Payment is triggered upon circumstances that may include, but are not limited to, a reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is typically paid in biweekly installments but the Bank reserves the right to make such payments in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive.
ACCELERATED VESTING OF LONG-TERM INCENTIVES
Presently, we have long-term incentive plan arrangements in place with our NEOs through value sharing plans and equity awards. Please also refer to the discussion of long-term incentives above under the heading “Compensation Discussion and Analysis.”
VALUE SHARING PLANS
NEOs received value sharing plan units in 2019, 2020, and 2021. These plans provide for a pro-rata payment at the completion of the three-year award period, if value is earned, in the event of a termination of employment due to death, disability, or retirement. The plans provide for the payment to be made upon completion of the award period. However, upon a change in control of the Bank, the payment is to be made based on plan value determined at the higher of target or performance as of the effective date of the change in control.
EQUITY AWARDS
The Bank has granted equity awards, consisting of stock options and restricted stock units, to executives, including the NEOs, in recent years. The provisions of equity awards vest and become exercisable upon the death or disability of the holder. Equity awards vest and become exercisable after a change in control if the executive is terminated by the Bank other than for cause or by the executive for good reason. In addition, the provisions of equity awards provide that, upon the executive’s retirement at age 60 or older with five or more years of service with the Bank, any unvested equity awards will continue to vest and become exercisable according to the original vesting schedule, subject to certain non-compete, non-disparagement and confidentiality conditions. Unvested equity awards are forfeited by the executive upon termination in circumstances not described above. Please refer to the section “Compensation Discussion and Analysis” for more information about our equity awards.
RETIREMENT PLANS
All of our NEOs are fully vested in their retirement benefits. Profit sharing contributions vest over five years. Retirement benefits are not enhanced based on circumstances regarding termination. However, upon a change in control, any unvested balance(s) would fully vest and these amounts are reflected in the table below. We report additional information regarding our retirement plans above under the headings “Compensation Discussion and Analysis,” “2021 Pension Benefits Table,” and in the “2021 Nonqualified Deferred Compensation Table.”

MISCELLANEOUS BENEFITS
Under the Bank’s change in control agreements, which are described above under the heading “Potential Payments Upon Termination or Change in Control,” the Bank is obligated to pay certain other benefits. These include continuation of medical and dental benefits under the change in control agreements for 36 months.

Potential Payments Upon a Change in Control
Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)
Harris H. Simmons
Severance	—	—	—	1,030,000(1)	7,416,000(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	700,812 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	86,400 (5)

Paul E. Burdiss
Severance	—	—	—	592,250(1)	3,553,500(2)(3)
Accelerated Vesting of Long-Term Incentives	—	2,469,947(6)	—	—	2,469,947 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	51,726 (5)

Scott J. McLean
Severance	—	—	—	711,740(1)	4,590,723(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	361,513 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	63,504 (5)

A. Scott Anderson
Severance	—	—	—	592,765(1)	3,112,016(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	210,462 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	63,504 (5)

Keith D. Maio
Severance	—	—	—	550,000(1)	2,887,500(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	145,987 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	63,504 (5)
1.Zions Bancorporation maintains severance guidelines for executive officers up to a maximum of 52 weeks. A severance payment for an NEO, if any, is not enhanced over what any other employee would be due as a result of the termination occurrence.
2.Under the Bank’s change in control agreements, upon a change in control and termination by the Bank other than for cause or by the executive for good reason (i.e., a “double trigger”), severance for the NEO would consist of three times the sum of the individual’s salary at the time of the change in control plus the greater of: (i) the average annual cash incentive award paid to the executive for the three years preceding the change in control, or (ii) the individual’s current target cash incentive.
3.The Bank’s change in control agreements specify that if any payment or distribution to the executive would be subject to excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. If a reduction is necessary, the executive may decide which element of pay should be reduced. We have assumed that the executive elects to reduce amounts attributable to the annual cash incentive. Accordingly, this figure reflects only the amount necessary (in addition to accelerated vesting of long term incentives, retirement plans and other benefits) to reach the excise tax limit for this executive, rather than the full value of the long-term incentives accelerated as a result of the change in control.

4.The Bank’s change in control agreements provides for accelerated vesting of any unvested 401(k) plan balances.
5.Under the Bank’s change in control agreements, each of the NEOs would be entitled to the continuation of medical and dental benefits for 36 months if terminated following a change in control of the Bank. This figure represents the aggregate cost of fulfilling that obligation.
6.The equity awards contain a provision that would accelerate vesting in the instance of death or disability. Mr. Burdiss would receive an incremental benefit from this provision. These figures represent the potential value of this acceleration as of Dec. 31, 2021. Messrs. Simmons, McLean, Maio, and Anderson would not receive an incremental benefit from the death or disability provision, because they have already met the retirement eligibility provision of these grants based on their age and service as of Dec. 31, 2021.
7.The Bank’s change in control arrangements, value sharing plan provisions, and equity award terms would give the NEOs certain benefits under change in control circumstances that they would not otherwise receive. The figures in the table represent the incremental increase in value of long-term incentives resulting from an assumed change in control as of Dec. 31, 2021. For value sharing plans, the incremental value results in instances where the target value of plan units exceeds the estimated value as of Dec. 31, 2021. For equity awards that are held by NEOs who were not age 60 or did not have five years’ service as of Dec. 31, 2021, the incremental value is based on, in the case of stock options, the difference between the price of our common stock on Dec. 31, 2021, and the exercise price of the unvested option or, in the case of restricted stock or restricted stock units, the price of our common stock on Dec. 31, 2021. For equity awards held by executives who had attained age 60 and five years of service as of Dec. 31, 2021, no incremental value is reflected, because the value of the award will be fully recognized regardless of whether a change in control occurs.

CEO PAY RATIO DISCLOSURE
As required by Item 402(u) of Regulation S-K, we are providing the following information. For fiscal 2021, our last completed fiscal year:
•The annual total compensation of our median employee, excluding the CEO, of our Bank was $76,160; and
•The annual total compensation of Harris Simmons, our chief executive officer, was $4,656,113.
Based on this information, the ratio for 2021 of the annual total compensation of our chief executive officer to the annual total compensation of our median employee is 61 to 1.
We completed the following steps to identify our median employee and to determine the annual total compensation of our median employee and CEO:
1.As of Dec. 31, 2021, our employee population consisted of 9,818 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.
2.To find the annual total compensation of each of our employees, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2021. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on Dec. 31, 2021, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees who did work for us the entire year.
3.After identifying the median employee, we added together all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
4.With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table.

RECONCILIATION OF NON-GAAP PERFORMANCE METRICS
For net earnings applicable to common shareholders, pre-provision net revenue and the efficiency ratio, the identified adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are included where applicable in financial results or in the balance sheet presented in accordance with GAAP. We consider these adjustments to be relevant to ongoing operating results and financial position.
We believe that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period and company-to-company comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or the financial position of the Bank and in predicting future performance. These non-GAAP financial measures are used by management to assess the performance of the Bank’s business or its financial position for evaluating bank reporting segment performance, for presentations of the Bank’s performance to investors, and for other reasons as may be requested by investors and analysts. We further believe that presenting these non-GAAP financial measures will permit investors and analysts to assess our performance on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
The following table provides a reconciliation of noninterest expense (GAAP), taxable-equivalent net interest income (GAAP) and noninterest income (GAAP) to the efficiency ratio (non-GAAP) and pre-provision net revenue (non-GAAP).

Efficiency Ratio and Pretax, Pre-provision Net Revenue
$ in millions		2021		2020
Pre-provision Net Revenue (PPNR)
(a)	Total noninterest expense (GAAP)	1,741		1,704
	LESS adjustments:
	Severance costs	1		1
	Other real estate expense	—		1
	Amortization of core deposit and other intangibles	1
	Pension termination-related expense	(5)		28
	Restructuring costs	—		1
	SBIC investment success fee accrual	7		—
(b)	Total adjustments	4		31

(a-b)=(c)	Adjusted noninterest expense (non-GAAP)	1,737		1,673

(d)	Net interest income (GAAP)	2,208		2,216
(e)	Fully taxable-equivalent adjustments	32		28
(d+e)=(f)	Taxable-equivalent net interest income	2,240		2,244
(g)	Noninterest Income (GAAP)	703	574	574
(f+g)=(h)	Combined Revenue	2,943		2,818

	LESS adjustments:
	Fair value and nonhedge derivative (loss)	14		(6)
	Securities gains, net	71		7
(i)	Total adjustments	85		1

(h-i)=(j)	Adjusted taxable-equivalent revenue (non-GAAP)	2,858		2,817
(h-a)	Pre-provision net revenue (GAAP)	1,202		1,114
(j-c)	Adjusted Pre-provision Net Revenue (non-GAAP)	1,121		1,144

(c)/(j)	Efficiency Ratio (non-GAAP)	60.8%		59.4%

The following table presents a reconciliation of pretax pre-provision net income, noninterest income and total direct expense to the same performance measures on a non-GAAP basis after adjusting for the items specified. The adjusted measures are utilized in the value sharing plans.

Pretax Pre-provision Net Income, Noninterest Income and Total Direct Expense
$ in millions		2021	2020	2019

Net interest income (GAAP)		2,208	2,216	2,272
Fully taxable equivalent adjustments		32	28	26
Adjusted net interest income (non-GAAP)	a	2,240	2,244	2,298

Noninterest income (GAAP)	b	703	574	562
Adjustments:
Fair value and nonhedge derivative income (loss)		14	(6)	(9)
Equity securities gains, net		71	7	3
Total adjustments	c	85	1	(6)
Adjusted noninterest income (non-GAAP)	b-c=d	618	573	568

Adjusted revenue (non-GAAP)	a+d=e	2,858	2,817	2,866

Noninterest expense (GAAP)	f	1,741	1,704	1,742
Other real estate owned expenses		—	1	(3)
Severance costs		1	1	25
Restructuring costs		—	1	15
Amortization of core deposit and other intangibles		1	—	1
Pension termination-related expense		(5)	28	—
Other adjustments (Charitable Contrib., Hurricane Harvey)		—	—	—
SBIC investment success fee accrual		7	—	—
Total adjustments	g	4	31	38
Adjusted noninterest expense (non-GAAP)	f-g=h	1,737	1,673	1,704

Amortization of core deposit and other intangibles	i	1	—	1

Adjusted noninterest expense plus CDI amortization (non-GAAP)	h+i=j	1,738	1,673	1,705

Adjusted pretax pre-provision net income (non-GAAP)	e-j	1,120	1,144	1,161

Proposal 4: Approval of the Bank's 2022 Omnibus Incentive Plan
The Board recommends that shareholders approve the Bank's 2022 Omnibus Incentive Plan, or the Incentive Plan. If approved by the Bank's shareholders, the Incentive Plan will replace the Amended and Restated Zions Bancorporation 2015 Omnibus Incentive Plan, or the Prior Plan, for awards granted after the date the Incentive Plan is approved. The Incentive Plan provides for an additional 4.3 million shares available for grant and makes certain other changes compared to the Prior Plan, as further described below. Equity compensation is an important component of the Bank's incentive programs, and the Incentive Plan will enable the Bank to continue its pay-for-performance approach to compensation.
If approved, the Incentive Plan will be effective as of the date of the Bank’s 2022 Annual Meeting of shareholders scheduled for April 29, 2022.
HIGHLIGHTS OF THE 2022 OMNIBUS INCENTIVE PLAN
The Incentive Plan continues certain best practices from the Prior Plan, including:
•No liberal share recycling
•No “evergreen” provision
•No equity grants below 100% of fair market value
•No repricing of underwater stock options or stock appreciation rights
•Double-trigger vesting
KEY DATA
The number of shares of our common stock that may be the subject of awards and issued under the Incentive Plan is 4.3 million shares, less the number of shares of our common stock that are subject to awards granted after January 1, 2022 and prior to the Annual Meeting. The Board anticipates that the 4.3 million shares being requested under this proposal will be sufficient to provide projected equity incentives to our employees for approximately five years, assuming our historical rate of issuing equity awards, but may vary based on changes in participation and stock price. Our “burn rate” and “overhang,” were taken into consideration and we believe that our historical share usage has been reasonable and in the best interests of our shareholders.
Burn rate provides a measure of our annual share utilization. As shown in the following table, the Bank’s three-year average burn rate was 0.9%, significantly below the ISS burn rate threshold of 2.24%.

Year	Options Granted	Unadjusted Full-Value Shares Granted	ISS Adj Full-Value Shares Granted	Total Granted[1]	Weighted Average Common Shares Outstanding	Burn Rate
2021	345,636	604,139	1,208,278	1,553,914	159,913,107	0.97%
2020	320,913	614,100	1,228,200	1,549,113	163,737,000	0.95%
2019	256,818	561,483	1,122,966	1,379,784	175,984,000	0.78%
1. Total Granted = Options + (Adjusted full-value shares-1:2 conversion ratio)					Average:	0.90%

SUMMARY OF PLAN
The purpose of the Bank’s Incentive Plan is to promote the long-term success of the Bank by providing an incentive for officers, employees and directors of, and consultants and advisors to, the Bank and its affiliates to acquire a proprietary interest in the success of the Bank, to remain in the service of the Bank or its affiliates and to render superior performance during such service. The material terms of the Incentive Plan are summarized below. This summary is qualified by reference to the text of the proposed Incentive Plan, which is attached as Appendix I.
Administration. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Board”) or a subcommittee thereof, referred to in this proposal as the Committee. The Committee has the authority to construe, interpret, and implement the Incentive Plan; prescribe, amend and rescind rules and regulations relating to the Incentive Plan; make all determinations necessary or advisable in administering the Incentive Plan; correct any defect, supply any omission and reconcile any inconsistency in the Incentive Plan; amend the Incentive Plan to reflect changes in applicable law; determine whether awards may be settled in shares of common stock or cash or other property; determine whether amounts payable under an award should be deferred; and to make other determinations and take other actions relative to the Incentive Plan. The determination of the Committee on all matters relating to the Incentive Plan or any award agreement is final and binding.
Eligibility. Acting and prospective directors, officers and employees of, and consultants and advisors to, the Bank and its affiliates, as selected by the Committee in its discretion, are eligible to participate in the Incentive Plan. As of February 24, 2022, approximately 9,800 employees, 21 executive officers, 9 non-employee directors, and 0 consultants and advisors would have been eligible to receive awards under the Incentive Plan as compensation for their service to the Bank.
Shares Available for Issuance through the Incentive Plan. 4.3 million shares of the Bank’s common stock are authorized for issuance through the Incentive Plan, plus the number of shares of the Bank’s common stock subject to awards under the Prior Plan that are forfeited or lapse unexercised under the Prior Plan following the effective date of the Incentive Plan under the rules applicable to the Incentive Plan. Effective as of the date the Bank's shareholders approve the Incentive Plan, no new awards shall be granted under the Prior Plan and the remaining share authorization under the Prior Plan shall be cancelled, except for shares underlying outstanding awards granted under the Prior Plan.
Each share underlying any award granted under the Incentive Plan reduces the shares available for issuance under the Incentive Plan in an amount equal to 1.0 share. Shares may be issued under the Incentive Plan from authorized but unissued common shares or authorized and issued common shares held in the Banks's treasury or otherwise acquired for the purposes of the Incentive Plan, provided that shares of common stock repurchased by the Bank on the open market using the proceeds from the exercise of an award shall not increase the number of shares available for future grant of awards.
Provisions in the Incentive Plan permit the reuse or reissuance by the Incentive Plan of shares of common stock underlying forfeited, terminated or canceled awards of stock-based compensation. If awards or underlying shares are tendered or withheld as payment for the exercise price of an award or for taxes due upon vesting, exercise or settlement of an award, those shares of common stock may not be reused or reissued, or otherwise be treated as available, under the Incentive Plan. Any shares of common stock delivered by the Bank, any shares of common stock with respect to which awards under the Incentive Plan are made by the Bank, and any shares of common stock with respect to which the Bank becomes obligated to make awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, will not be counted against the shares available for awards under the Incentive Plan.
The Committee shall adjust the terms of any outstanding awards (including the number of shares covered by outstanding awards and the exercise price or price per share covered by outstanding awards) and the number of common shares issuable under the Incentive Plan for any increase or decrease in the number of issued common shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, merger, combination or reclassification of the common shares or similar transaction, or other events affecting the Bank’s capitalization.

Description of Awards under the Incentive Plan. The Committee may award to eligible participants incentive and nonqualified stock options, stock appreciation rights, or SARs, restricted stock, unrestricted stock, restricted stock units, performance shares, performance units, dividend equivalent units and other forms of equity-based compensation. As of February 24, 2022, the market value of the securities underlying any stock options or stock appreciation granted under the Incentive Plan would be $66.97 (based upon the closing price of a share of Common Stock on the Nasdaq on such date).
Performance Goals. The Committee may grant awards under the Incentive Plan subject to the attainment of certain specified performance goals. The performance goals applicable to an award may provide for a targeted or measured level or levels of achievement or change using one or more performance measures determined by the Committee in its discretion, including but not limited to: measures of efficiency (including operating efficiency, productivity ratios or other similar measures); measures of achievement of expense targets, costs reductions, working capital, cash levels or general expense ratios; asset growth; earnings per share; enterprise value, shareholder value added or value creation targets; combined net worth; debt to equity ratio; revenues, sales, net revenues or net sales measures; gross profit or operating profit measures (including before or after taxes or other similar measures); investment performance; income or operating income measures (with or without investment income or income taxes, before or after risk-adjustment, or other similar measures); cash flow; margin; net income, before or after taxes; earnings before interest, taxes, depreciation and/or amortization; return measures (including return on capital, total capital, tangible capital, expenses, tangible expenses, equity, revenue, assets, or net assets or total shareholder return or similar measures); market share measures; measures of balance sheet achievements (including debt reductions, leverage ratios or other similar measures), increase in fair market value of the Bank’s common stock, regulatory rating, credit quality, and loan charge-offs. The performance goals described above may differ from award recipient to award recipient and from award to award.
Termination of Employment. The Incentive Plan generally provides that stock options and SARs are forfeited to the extent not vested as of the date of an award holder’s termination of employment unless otherwise provided in the applicable award agreement. All stock options and SARs, whether or not vested, are forfeited in the event the award holder is terminated by the Bank for “cause.” Other awards under the plan are also forfeited to the extent not vested as of the date of an award holder’s termination of employment unless otherwise provided in the applicable award agreement.
”Double-Trigger” Change in Control. The Incentive Plan provides for “double-trigger” vesting of awards in the event an award holder’s employment is terminated by the Bank without “cause” or by the award holder for “good reason” (each, as defined under the Incentive Plan) within the 24-month period following a change in control of the Bank.
Non-Employee Director Limits. The aggregate value of cash compensation and awards under the Incentive Plan (based on the aggregate grant date fair value of such awards, determined as of the date of grant) that may be granted to any one non-employee director with respect to any calendar year, solely with respect to his or her service as a non-employee director, may not exceed $400,000.
Amendment. The Incentive Plan may be suspended, discontinued, modified, or amended by the Board in its discretion, except to the extent any such amendment requires shareholder approval. The Committee may generally amend any award at any time, whether before or after the grant, expiration, exercise, vesting or maturity of or lapse of restriction on an award or the termination of employment of an award holder. However, no amendment may adversely affect any outstanding awards in a material way without the affected holder’s consent except in specified circumstances.
No Repricing of Stock Options or SARs. Options and SARs issued under the Incentive Plan may not be repriced without the approval of shareholders. The Incentive Plan also prohibits, without shareholder approval, award exchange programs in which outstanding awards are cancelled in exchange for new awards or in exchange for cash or any other form of consideration.

Nontransferability. Unless otherwise determined by the Committee, in certain circumstances, no award (including, without limitation, options) granted pursuant to, and no right to payment under, the Incentive Plan shall be assignable or transferable by an award holder except by will or by the laws of descent and distribution, and any option or similar right shall be exercisable during the holder’s lifetime only by the award holder or by the holder’s legal representative.
Duration of the Incentive Plan. Unless earlier terminated by the Board as described above, the Incentive Plan will terminate on the tenth anniversary of the approval of the Incentive Plan by the Bank’s shareholders. Notwithstanding any termination of the Incentive Plan, the terms of the Incentive Plan will continue to govern until all then outstanding options and SARs granted thereunder have been satisfied or terminated pursuant to the terms of the Incentive Plan, and all restricted periods and performance periods have lapsed.
U.S. Federal Income Tax Aspects of the Incentive Plan. The following description of the tax consequences of awards under the Incentive Plan is based on Federal income tax laws currently in effect and does not purport to be a complete description of the Federal income tax consequences, nor does it address foreign, state, or local tax consequences. Tax laws governing awards are complex and subject to frequent changes, and award recipients are strongly encouraged to consult with a tax advisor regarding the taxation of awards granted under the Incentive Plan.
Stock Options. There are no Federal income tax consequences either to the option holder or the Bank upon the grant of an incentive stock option, or ISO, or a nonqualified stock option, or NQSO. If an ISO is exercised during employment or within three months thereafter, the option holder will not recognize any income and the Bank will not be entitled to a deduction in respect of the option exercise. However, the excess of the fair market value of the shares on the date of exercise over the purchase price of the shares under the option will be includible in the option holder’s alternative minimum taxable income if the option holder does not dispose of the shares in the same calendar year in which the option holder acquired the shares under the ISO, which may give rise to alternative minimum tax liability for the option holder. Generally, if the option holder disposes of shares purchased under an ISO within two years of the date of grant or one year of the date of exercise, the option holder will recognize ordinary income, and the Bank will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the purchase price of such shares (but not more than the actual gain realized by the option holder on the disposition of the shares). The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes do not apply upon the exercise of an ISO or upon any subsequent disposition, including a disqualifying disposition, of shares acquired pursuant to the exercise of the ISO. Any gain after the date on which the option holder purchased the shares will be treated as capital gain to the option holder and will not be deductible by the Bank. If the shares are disposed of after the two-year and one-year periods mentioned above, the Bank will not be entitled to any deduction, and the entire gain or loss realized by the option holder will be treated as capital gain or loss.
When shares are purchased under a NQSO, the excess of the fair market value of the shares on the date of purchase over the purchase price of such shares under the option will generally be taxable to the option holder as ordinary income and deductible by the Bank. The disposition of shares purchased under a NQSO generally will result in a capital gain or loss for the option holder but will have no tax consequences for the Bank.
SARs, RSUs and Performance Units. There are no Federal income tax consequences either to the recipient or the Bank upon the grant of SARs, RSUs or performance units. If and when money is paid or shares of stock are issued pursuant to the exercise of a SAR or pursuant to a performance unit or RSU, the recipient generally will recognize ordinary income, and the Bank generally will be entitled to a tax deduction equal to the fair market value of the shares on the date on which the shares are issued (or the amount of cash received if the award is settled in cash) less any amount paid for them by the recipient or netted out to reflect the reference price for SARs.
Restricted Stock and Performance Shares. The recipient of a restricted stock or performance share award will not recognize taxable income at the time the restricted stock or performance shares are issued unless the person makes a special election in accordance with Section 83(b) of the Internal Revenue Code to be taxed (at ordinary income rates) on the fair market value of the shares at that time, in which case the Bank would be entitled to a deduction at the same time equal to the amount of income recognized by the recipient but would not be entitled to deduct any dividends thereafter paid on the shares. Absent such an election, the recipient of a restricted stock or performance share award will not recognize taxable income until the shares become transferable or cease to be subject to a substantial risk of forfeiture, at which time the recipient will recognize ordinary income, and the Bank generally will be entitled to a corresponding deduction equal to the excess of the fair market value of the shares at that time over the amount (if any) paid by the recipient for the shares. Dividends paid to the recipient on the restricted shares prior to that time will be ordinary compensation income to the recipient and deductible by the Bank.
Section 409A of the Internal Revenue Code. Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Internal Revenue Code. If an award constitutes deferred compensation and certain requirements set forth in Section 409A of the Internal Revenue Code are not satisfied, recipients may have to include in income an amount determined in accordance with Section 409A of the Internal Revenue Code and pay an additional 20% tax on the amount and possibly interest penalties.
New Plan Benefits. Awards granted under the Incentive Plan will be subject to the Committee’s discretion, and the Committee has not determined future awards or who might receive them.
EQUITY COMPENSATION PLAN INFORMATION
The following schedule provides information as of Dec. 31, 2021, with respect to the shares of our common stock that may be issued under existing equity compensation plans.

	(a)	(b)	(c)
Plan Category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column ((a))
Equity compensation plan approved by security holders:
Zions Bancorporation, N.A. 2015 Omnibus Incentive Plan	1,322,921	$44.75	1,889,694

1. Column (a) excludes 64,816 shares of unvested restricted stock, and 1,274,083 RSUs (each unit representing the right to one share of common stock). The schedule also excludes 5,223 shares of common stock issuable upon the exercise of stock options, with a weighted average exercise price of $6.41, granted under plans assumed in mergers that are outstanding.
The Board unanimously recommends that shareholders vote “FOR” approval of the Zions Bancorporation 2022 Omnibus Incentive Plan.

The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.

Other Matters

SHAREHOLDER OUTREACH
Throughout the year, we meet regularly with investors — all meetings were held virtually in 2021 — and we actively seek their feedback on a wide variety of topics related to the conduct of our business. We strive to be transparent and responsive to the varied interests of the investor community, which for the 2021 calendar year included continued additional disclosures in the first half of the year on pandemic-related risks, additional disclosure on our success with the PPP, and disclosure regarding our subsequent success in providing additional banking services to those PPP customers who were new to the bank.
As part of our outreach, we met virtually with investors in 15 cities located in North America and Europe, presented at seven investor conferences, hosted over 50 one-on-one interactions with shareholders and other institutional investors and held virtual one-on-one or small group meetings with nearly 100 investors in investor conference settings. In total, we met with nearly 160 institutional investors and from nearly 90 unique institutional investment firms, primarily those investing in or analyzing the common equity of the Bank. The feedback received from investors and analysts at these meetings and other events is periodically presented and discussed in Board meetings.

PRINCIPAL HOLDERS OF VOTING SECURITIES
Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Bank deemed to be beneficial owners of 5% or more of the common stock of the Bank as of Feb. 24, 2022.

	Common Stock Beneficially Owned
Name and Address	No. of Shares	% of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	18,399,658(1)	12.08%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,548,560(2)	6.92%
State Street Corporation 1 Lincoln Street Boston, MA 02111	8,337,759(3)	5.47%

1.Based on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on Feb. 10, 2022, which reported the following: sole voting power of 0 shares; shared voting power of 220,957 shares; sole dispositive power of 17,747,414 shares and shared dispositive power of 652,244 shares.

2. Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on Feb. 1, 2022, which reported the following: sole voting power of 9,339,650 shares; shared voting power of 0 shares; sole dispositive power of 10,548,560 shares and shared dispositive power of 0 shares.

3. Based on a Schedule 13G/A filed by State Street Corporation with the SEC on Feb. 14, 2022, which reported the following: sole voting power of 0 shares; shared voting power of 7,790,750 shares; sole dispositive power of 0 shares and shared dispositive power of 8,337,059 shares.

The following table shows the beneficial ownership, as of Feb. 24, 2022, of the Bank’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options and warrants that are exercisable within 60 days of Feb. 24, 2022.

			Perpetual Preferred Series*
Directors and Officers	Common Shares Beneficially Owned	% of Class	A1	G1	H1	J
A. Scott Anderson	112,017	*
Paul E. Burdiss	82,528	*
Maria Contreras-Sweet	1,882	*
Gary L. Crittenden	14,408	*			16,230
Suren K. Gupta	18,446	*
Claire A. Huang	7,306	*
Vivian S. Lee	18,310	*
Keith D. Maio	50,497	*
Scott J. McLean	198,300	*
Edward F. Murphy	24,459	*
Stephen D. Quinn	199,707	*		200,000
Harris H. Simmons	1,494,819	*				412
Aaron B. Skonnard	12,166	*
Barbara A. Yastine	11,066	*
All directors and officers as a group (30 persons)[2]	2,758,813	1.81	—	200,000	16,230	412
* Less than one percent. Each of the directors, NEOs, and all directors and officers as a group, owns less than 1% of each class of the outstanding preferred shares except as follows: Mr. Quinn, as well as all directors and officers as a group , holds approximately 3.6% of the total outstanding Preferred Series G shares.

1.Number of depositary shares, each representing one-fortieth of one preferred share. Except under limited circumstances, the preferred shares are non-voting.
2. As of Dec. 31, 2021, of the total common shares owned by Harris H. Simmons, 377,415 common shares with a value in excess of $25 million as of that date were held in brokerage accounts, which may from time to time, together with other securities held in these accounts, have served as collateral for margin loans totaling $2 million. Of the total shares held by all directors and officers as a group, 441,034 common shares similarly served as collateral and may have been subject to pledge. Less than one-half of one percent of the total outstanding common shares of the Bank were subject to pledge by our directors and officers as a group as of December 31, 2021.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on its review of such information, the Bank believes that for the period from Jan. 1, 2021 through Dec. 31, 2021, its officers and directors were in compliance with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ordinary Course Loans
Certain directors and executive officers, corporations and other organizations associated with them, and members of their immediate families, were during 2021 and continue to be customers of and had banking transactions, including loans, with the Bank in the ordinary course of business. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons unrelated to us.
These ordinary course transactions include extensions of credit to directors, executive officers and companies considered to be controlled by directors or officers that are subject to Regulation O of the Board of Governors of the Federal Reserve System, which governs a bank’s loans to insiders (“Reg O”). Such loans must meet certain standards and must be reported to or, in certain cases, approved by the Board of Directors of the bank making the extension of credit. At Feb. 24, 2022, the Bank had outstanding approximately $4.9 million in lending commitments with approximately $1.75 million in outstanding balances subject to Reg O. None of these loans involve more than the normal risk of collection or present other unfavorable features.
Related Party Transactions Policy
The Bank’s Related Party Transactions Policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Bank and any executive officer, director, 5% or greater shareholder or certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. The Related Party Transactions Policy provides that in determining whether to approve or ratify any related party transaction, the Nominating and Corporate Governance Committee will consider, among other things, the following factors: (i) whether the terms of the transaction are fair to the Bank and on the same basis as would apply if it did not involve a related party; (ii) whether the Bank has business reasons for entering into the transaction; (iii) whether the transaction would impair the independence of an outside director; and (iv) whether the transaction would present an improper conflict of interest for any director or executive officer of the Bank. The only transactions occurring during 2021 for which disclosure is required under Item 404(a) are described above under “Ordinary Course Loans.”

OTHER BUSINESS BEFORE THE ANNUAL MEETING
Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the annual meeting. If, however, any other matters of which management is now unaware properly come before the annual meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2023 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for such inclusion, shareholder proposals must be received by our Corporate Secretary at One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109 at least 120 days before the anniversary of the release date of this Proxy Statement, or no later than November 17, 2022. Any such notice must also comply with the requirements of our Bylaws and will not be effective otherwise.

Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring shareholder nominations of persons for election to the Board and other business before a meeting of the shareholders. In accordance with our Bylaws, shareholder proposals, including any nomination by a shareholder for election as a director, must be received by our Corporate Secretary at One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109 at least 120 days but not more than 150 days before the anniversary of the date of this Proxy Statement, or no sooner than Oct. 18, 2022, and no later than Nov. 17, 2022, whether or not the shareholder seeks to include such proposal or nomination in our proxy materials for our 2023 Annual Meeting of Shareholders. Additionally, shareholders must meet certain eligibility requirements in order to submit nominations for persons for election as directors to be included in the Bank’s proxy materials. Further, any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.
The notice of any proposal must contain the following items:
•Shareholder’s name, address, and share ownership of the Bank;
•Text of the proposal to be presented; and
•Brief written statement of the reasons why such shareholder favors the proposal and any material interest of such shareholder in the proposal.
The notice stating a desire to nominate any person for election as a director of the Bank must be submitted by an eligible holder of the Bank’s shares, and contain the following items:
•Shareholder’s name, address, and share ownership of the Bank;
•Name of the person to be nominated;
•Name, age, business address, residential address, and principal occupation or employment of the nominee;
•Nominee’s signed consent confirming that the nominee will serve as a director for the term for which he or she is standing for election if nominated and elected by the shareholders, consents to being named in the proxy statement as a nominee, will comply with the Bank’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related-Party Transaction Policy, Stock Ownership Retention Guidelines and any other rule, regulation, policy or standard of conduct applicable to directors and will provide any information requested by the Bank or its subsidiaries or regulators;
•Number of shares of the Bank owned by the nominee;
•Description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made;
•Whether the nominee is eligible for consideration as an independent director; and
•Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.
This summary is provided for convenience and is not intended to modify or supplement the Bank’s Bylaws. A copy of our Bylaws specifying the eligibility and notice requirements will be furnished to any shareholder upon written request to our Corporate Secretary.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Management speaks for the Bank. Inquiries from shareholders should be referred to the CEO or other appropriate officers of the Bank. Shareholders are, however, welcome to communicate directly, and without the concurrence of the Board or CEO, with the lead director of the Board regarding any matter. Shareholders interested in communicating directly with the lead director may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109. All such communications are handled in accordance with the Bank’s Corporate Governance Guidelines approved by the Board. Under that process, our Corporate Secretary reviews and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. The Corporate Secretary may elect not to forward summaries or copies of communications that the Corporate Secretary believes are business solicitations, resumes, or are abusive, frivolous or similarly inappropriate. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our Internal Audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include processes for the confidential, anonymous submission by Bank employees of reports of alleged or suspected wrongdoing.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Bank’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Bank undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Bank’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended Dec. 31, 2021.

Appendix I: Zions Bancorporation 2022 Omnibus Incentive Plan

ZIONS BANCORPORATION
2022 OMNIBUS INCENTIVE PLAN
ARTICLE I
GENERAL
1.1     Purpose
The purpose of the Zions Bancorporation 2022 Omnibus Incentive Plan (the “Plan”) is to promote the long-term success of Zions Bancorporation, N.A. (the “Company”) by providing an incentive for officers, employees and directors of, and consultants and advisors to, the Company and its Related Entities to acquire a proprietary interest in the success of the Company, to remain in the service of the Company and/or Related Entities, and to render superior performance during such service. If approved by shareholders of the Company, the Plan will replace the Amended and Restated Zions Bancorporation 2015 Omnibus Incentive Plan (“Prior Plan”) for Awards granted after the Effective Date. Beginning on the Effective Date, no further awards will be made under the Prior Plan, but this Plan will not affect the terms or conditions of any awards made under the Prior Plan before the Effective Date.
1.2     Definitions of Certain Terms
a.“Award” means an award under the Plan as described in Section 1.5 and Article II.
b.“Award Agreement” means a written agreement entered into between the Company and a Grantee in connection with an Award.
c.“Board” means the Board of Directors of the Company.
d.“Cause” Termination of Employment by the Company for “Cause” means, with respect to a Grantee and an Award, (i) except as provided otherwise in the applicable Award Agreement or as provided in clause (ii) below, Termination of Employment of the Grantee by the Company (A) upon Grantee’s failure to substantially perform Grantee’s duties with the Company or a Related Entity (other than any such failure resulting from death or Disability), (B) upon Grantee’s failure to substantially follow and comply with the specific and lawful directives of the Board or any officer of the Company or a Related Entity to whom Grantee directly or indirectly reports, (C) upon Grantee’s commission of an act of fraud or dishonesty resulting in actual or potential economic, financial or reputational injury to the Company or a Related Entity, (D) upon Grantee’s engagement in illegal conduct, gross misconduct or an act of moral turpitude, (E) upon Grantee’s violation of any written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company or its Related Entities, or (F) upon Grantee’s engagement in any other similar conduct or act determined by the Committee in its discretion to constitute “cause”; or (ii) in the case of directors, officers or employees who at the time of the Termination of Employment are entitled to the benefits of a change in control, employment or similar agreement entered into by the Company or a Related Entity that defines or addresses termination for cause, termination for cause as defined and/or determined pursuant to such agreement. In the event that there is more than one such agreement, the Committee shall determine which agreement shall govern.
e.“Code” means the Internal Revenue Code of 1986, as amended.
f.“Committee” means the Compensation Committee (including any successor thereto) of the Board and shall consist of not less than two directors. However, if (i) a member of the Compensation Committee is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, or is not an “independent director” within the meaning of Nasdaq Market Rule 4350 (c), or (ii) the Compensation Committee otherwise in its discretion determines, then the Compensation Committee may from time to time delegate some or all of its functions under the Plan to a subcommittee composed of members of the Compensation Committee that, if relevant, meet the necessary requirements. The term “Committee” includes the Compensation Committee or any such subcommittee, to the extent of the Compensation Committee’s delegation.
g.“Common Stock” means the common stock of the Company
h."Disability” means, with respect to a Grantee and an Award, (i) except as provided in the applicable Award Agreement or as provided in clause (ii) below, “disability” as defined in the Company’s long-term disability plan in which Grantee is participating; or (ii) in the case of directors, officers or employees who at the time of the Termination of Employment are entitled to the benefits of a change in control, employment or similar agreement entered into by the Company or a Related Entity that defines or addresses termination because of disability, “disability” as defined in such agreement. In the event that there is more than one such agreement, the Committee shall determine which agreement shall govern. Notwithstanding the foregoing, (A) in the case of an Incentive Stock Option, the term “Disability” for purposes of the preceding sentence shall have the meaning given to it by Section 422 (c)(6) of the Code and to the extent an Award is subject to the provisions of Section 409A of the Code and in order for compensation provided under any Award to avoid the imposition of taxes under Section 409A of the Code, then a Grantee shall be determined to have suffered a Disability only if such Grantee is “disabled” within the meaning of Section 409A of the Code.
i.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
j.The “Fair Market Value” of a share of Common Stock on any date shall be (i) the closing sale price per share of Common Stock during normal trading hours on the national securities exchange, association or other market on which the Common Stock is principally traded for such date or the last preceding date on which there was a sale of such Common Stock on such exchange, association or market, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange, association or other market or traded in an over-the-counter market, such value as the Committee, in its discretion shall determine.
k.“Good Reason” means the occurrence of one or more of the following after a Change in Control:
i.a material reduction in the Grantee’s base salary and annual bonus opportunity, in each case, as in effect immediately before the Change in Control; or
ii.the Company requiring the Grantee to be based at any location that is more than 50 miles from his or her regular place of employment immediately before the Change in Control, except to the extent that such change in work location results in a commute from the Grantee’s primary residence that is the same or reduced as compared to the Grantee’s commute prior to such change.
Notwithstanding the foregoing, no termination of the Grantee’s employment shall be for Good Reason unless (i) termination of the Grantee’s employment (or notice of the Grantee’s intent to terminate employment) occurs during the 24 month period following the Change in Control, and (ii) the Grantee gives the Company written notice within 90 days of the Grantee obtaining knowledge of circumstances giving rise to Good Reason (describing in reasonable detail the circumstances and the Good Reason event that has occurred) and the Company does not remedy these circumstances within 30 days of receipt of such notice. In addition, an event will not give rise to Good Reason if it is made with the Grantee’s express written consent. Further, if a Grantee is a party to an employment agreement or change in control severance agreement or plan that includes a definition of “good reason”, then Good Reason for purposes of Awards granted to such Grantee shall have the same meaning as set forth in such employment agreement or change in control severance agreement or plan. In the event that there is more than one such agreement, the Committee shall determine which agreement shall govern.

l."Grantee" means a person who receives an award.
m.“Incentive Stock Option” means, subject to Section 2.3 (f), a stock option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code (or a successor provision thereof) and which is so designated in the applicable Award Agreement. Under no circumstances shall any stock option that is not specifically designated as an Incentive Stock Option be considered an Incentive Stock Option.
n.“Key Persons” means then acting or prospective directors, officers and employees of the Company or of a Related Entity, and then acting or prospective consultants and advisors to the Company or a Related Entity.
o.“Non-Employee Director” has the meaning given to it in Section 2.13(a).
p.“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee in its discretion to be applicable to a Grantee with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted or measured level or levels of achievement or change using one or more performance measures determined by the Committee in its discretion, including but not limited to the following measures: measures of efficiency (including operating efficiency, productivity ratios or other similar measures); measures of achievement of expense targets, costs reductions, working capital, cash levels or general expense ratios; asset growth; earnings per share; enterprise value, shareholder value added or value creation targets; combined net worth; debt to equity ratio; revenues, sales, net revenues or net sales measures; gross profit or operating profit measures (including before or after taxes or other similar measures); investment performance; income or operating income measures (with or without investment income or income taxes, before or after risk-adjustment, or other similar measures); cash flow; margin; net income, before or after taxes; earnings before interest, taxes, depreciation and/or amortization; return measures (including return on capital, total capital, tangible capital, expenses, tangible expenses, equity, revenue, assets, or net assets or total shareholder return or similar measures); market share measures; measures of balance sheet achievements (including debt reductions, leverage ratios or other similar measures), increase in Fair Market Value of Common Stock, regulatory rating, credit quality, and loan charge-offs. The Performance Goals may differ from Grantee to Grantee and from Award to Award.
q.“Person”, whether or not capitalized, means any natural person, any corporation, partnership, limited liability company, trust or legal or contractual entity or joint undertaking and any governmental authority.
r.“Related Entity” means any corporation, partnership, limited liability company or other entity that is an “affiliate” of the Company within the meaning of Rule 12b-2 under the Exchange Act.
s.“Rule 16b-3” means Rule 16b-3 under the Exchange Act.
t.Unless otherwise determined by the Committee and subject to the following two sentences, a Grantee shall be deemed to have a “Termination of Employment” upon ceasing employment with the Company or any Related Entity (or, in the case of a Grantee who is not an employee, upon ceasing association with the Company or any Related Entity as a director, consultant, advisor or otherwise). In addition, any payment or benefit due upon a termination of Grantee’s employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code shall only be paid or provided to Grantee upon a “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)). Unless the Committee in its discretion determines otherwise, it shall not be considered a Termination of Employment of a Grantee if the Grantee ceases employment or association with the Company or a Related Entity but continues or immediately commences employment or association with a majority-owned Related Entity or the Company. The Committee in its discretion may determine (i) that a given termination of employment with the Company or any particular Related Entity does not constitute a Termination of Employment (including circumstances in which employment continues with another Related Entity or the Company), (ii) whether any leave of absence constitutes a Termination of Employment for purposes of the Plan, (iii) the impact, if any, of any such leave of absence on Awards theretofore made under the Plan, and (iv) when a change in a Grantee’s association with the Company or any Related Entity constitutes a

Termination of Employment for purposes of the Plan. The Committee may also determine in its discretion whether a Grantee’s Termination of Employment is for Cause and the date of termination in such case. The Committee may make any such determination at anytime, whether before or after the Grantee’s Termination of Employment.
1.3    Administration
a.The Committee. The Plan shall be administered by the Committee, which shall consist of not less than two directors.
b.Authority. The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Award Agreements, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan (including defining and calculating Performance Goals and certifying that such Performance Goals have been met), (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to amend the Plan to reflect changes in applicable law or regulations, (vii) to determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, canceled, forfeited or suspended (including, but not limited to, canceling an Award in exchange for a cash payment (or securities with an equivalent value) equal to the difference between the Fair Market Value of a share of Common Stock on the date of grant and the Fair Market Value of a share of Common Stock on the date of cancellation, and, if no such difference exists, canceling an Award without a payment in cash or securities), (viii) to determine whether, to what extent and under what circumstances cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, and (ix) waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions.
c.Voting. Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.
d.Binding determinations. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive.
e.Exculpation. No member of the Board or the Committee or any officer, employee or agent of the Company or any of its Related Entities (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, in each case as amended from time to time, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
f.Experts. In making any determination or in taking or not taking any action under this Plan, the Committee or the Board may obtain and may rely upon the advice of experts, including professional and financial advisors and consultants to the Committee or the Company. No director, officer, employee or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith reliance on such advice.
g.Board. Notwithstanding anything to the contrary contained herein (i) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board, and (ii) the Board may, in its sole discretion, at any time and from time to time, grant Awards or resolve to administer the Plan. In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.
1.4     Persons Eligible for Awards
Awards under the Plan may be made to such Key Persons as the Committee shall select in its discretion.
1.5     Types of Awards under the Plan
Awards may be made under the Plan in the form of stock options, including Incentive Stock Options and non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance shares, performance units, dividend equivalent units, deferred stock units and other stock-based Awards, as set forth in Article II.
1.6    Shares Available for or Subject to Awards
a.Total Shares Available. The total number of shares of Common Stock that may be transferred pursuant to Awards granted under the Plan shall not exceed 4,300,000 shares plus the number of shares subject to awards under the Prior Plan which are forfeited or lapse unexercised under the Prior Plan following the Effective Date under the rules applicable to this Plan as set forth in this paragraph. Effective as of the Effective Date, no new awards shall be granted under the Prior Plan and the remaining share authorization under the Prior Plan shall be cancelled, except for shares underlying outstanding awards granted under the Prior Plan. All shares subject to the Plan shall be authorized for issuance pursuant to Incentive Stock Options under Section 2.3 or for other Awards under Article II. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan, provided that shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Award. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. If any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, then the shares covered by such forfeited, terminated or canceled Award shall again become available for transfer pursuant to Awards granted or to be granted under this Plan. However, for the avoidance of doubt, if any Award or shares of Common Stock issued or issuable under Awards are tendered or withheld as payment for the exercise price of an Award or for taxes due upon vesting, exercise or settlement of an Award, the shares of Common Stock may not be reused or reissued or otherwise be treated as being available for Awards or issuance pursuant to the Plan. With respect to a stock appreciation rights, both shares of Common Stock issued pursuant to the Award and shares of Common Stock representing the exercise price of the Award shall be treated as being unavailable for other Awards or other issuances pursuant to the Plan unless the stock appreciation right is forfeited, terminated or cancelled without the delivery of shares of Common Stock. Any shares of Common Stock delivered by the Company, any shares of Common Stock with respect to which Awards are made by the Company and any shares of Common Stock with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan.
b.Share Counting. Each share of Common Stock underlying an Award shall be counted against the numerical limits of this Section 1.6 as one share for every share subject thereto.
c.Adjustments. The number of shares of Common Stock covered by each outstanding Award, the kind, number or amount of shares or units available for Awards under Section 1.6 (a) or otherwise, and the exercise price or price per share of Common Stock or units covered by each such outstanding Award and any other calculation relating to shares of Common Stock available for Awards or under outstanding Awards (including Awards under Section 2.13) shall be proportionately adjusted by the Committee in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan (provided that no such adjustment shall be made if or to the extent that it would cause any outstanding Award to fail to comply with Section 409A of the Code), for (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, merger, combination or reclassification of the Common Stock or similar transaction, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or to reflect any distributions to holders of Common Stock (including rights offerings) other than regular cash dividends or (ii) any other unusual or nonrecurring event affecting the Company or its financial statements or any change in applicable law, regulation or accounting principles; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. The Committee’s determinations as to the manner of effecting this Section 1.6(c) shall be conclusive and binding.
d.Grants exceeding allotted shares. If the shares of Common Stock covered by an Award exceeds, as of the date of grant, the number of shares of Common Stock which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess shares of Common Stock unless shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock subject to the Plan is timely obtained in accordance with the Plan.
1.7    Regulatory Considerations
General. To the extent that the Committee determines it desirable for any Award to be given any particular tax, accounting, legal or regulatory treatment, the Award may be made by a Committee consisting of qualifying directors, subject to any necessary restrictions, conditions or other terms or otherwise in such manner as is necessary to obtain the desired treatment.
1.8    No Repricing
Without consent of the Company’s shareholders, the exercise price (or equivalent) for an Award may not be reduced. This shall include, without limitation, a repricing of the Award as well as an Award exchange program whereby the Grantee agrees to cancel an existing Award in exchange for a new Award, cash or any other form of consideration.
ARTICLE II
AWARDS UNDER THE PLAN
2.1    Awards and Award Agreements
Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions as the Committee in its discretion deems necessary or desirable. Such provisions may include restrictions on the Grantee’s right to transfer the shares of Common Stock issuable pursuant to the Award, a requirement that the Grantee become a party to an agreement restricting transfer or allowing repurchase of any shares of Common Stock acquired pursuant to the Award, a requirement that the Grantee acknowledge that such shares are acquired for investment purposes only, and a right of first refusal exercisable by the Company in the event that the Grantee wishes to transfer any such shares. The Committee may grant Awards in tandem or in connection with or independently of or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. Payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form as the Committee shall determine, including cash, shares of Common Stock or other securities (or proceeds from the sale thereof), other Awards (by surrender or cancellation thereof or otherwise) or other property and may be made in a single payment or transfer, in installments or on a deferred basis. The Committee may determine that a Grantee shall have no rights with respect to an Award unless such Grantee accepts the Award within such period as the Committee shall specify by executing an Award Agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company in such amount as the Committee may determine. The Committee shall determine if loans (whether or not secured by shares of Common Stock) may be extended, guaranteed or arranged by the Company with respect to any Awards; provided, however, that loans to executive officers of the Company may not be extended, guaranteed or arranged by the Company in violation of Section 402 of the Sarbanes-Oxley Act of 2002, Regulation O of the Board of Governors of the Federal Reserve System or any other applicable law or regulation. Subject to the terms of the Plan, the Committee at any time, whether before or after the grant, expiration, exercise, vesting or maturity of an Award or the Termination of Employment of a Grantee, may determine in its discretion to waive or amend any term or condition of an Award, including transfer restrictions, vesting, maturity and expiration dates, and conditions for vesting, maturity or exercise.
2.2    No Rights as a Shareholder
No Grantee of an Award (or other person having rights pursuant to such Award) shall have any of the rights of a shareholder of the Company with respect to shares subject to such Award until the transfer of such shares to such person. Except as otherwise provided in Section 1.6(c), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such shares are issued.
2.3    Grant of Stock Options, Stock Appreciation Rights and Additional Options
a.Grant of stock options. The Committee may grant stock options, including Incentive Stock Options and nonqualified stock options, to purchase shares of Common Stock from the Company, to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan.
b.Grant of stock appreciation rights. The Committee may grant stock appreciation rights to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any stock option granted under the Plan. A stock appreciation right may be granted at or after the time of grant of such option.
c.Stock appreciation rights. The Grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable Award Agreement, to receive from the Company an amount equal to (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over (ii) the exercise price of such right as set forth in the Award Agreement (if the stock appreciation right is granted in connection with a stock option, then the exercise price of the option), multiplied by (iii) the number of shares with respect to which the stock appreciation right is exercised. Payment to the Grantee upon exercise of a stock appreciation right shall be made in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, as the Committee shall determine in its discretion. Upon the exercise of a stock appreciation right granted in connection with a stock option, the number of shares subject to the option shall be correspondingly reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of a stock option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be reduced correspondingly by the number of shares with respect to which the option is exercised.
d.Exercise price. Each Award Agreement with respect to a stock option or stock appreciation right shall set forth the exercise price, which shall be determined by the Committee in its discretion; provided, however, that the exercise price shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the Award is granted (except as permitted in connection with the assumption or issuance of options or stock appreciation rights in a transaction to which Section 424 (a) of the Code applies).
e.Exercise periods. Each Award Agreement with respect to a stock option or stock appreciation right shall set forth the periods during which the Award evidenced thereby shall be exercisable, and, if applicable, the conditions which must be satisfied (including the attainment of Performance Goals) in order for the Award evidenced thereby to be exercisable, whether in whole or in part. Such periods and conditions shall be determined by the Committee in its discretion; provided, however, that no stock option or stock appreciation right shall be exercisable more than ten (10) years after the date the Award is issued.
f.Incentive stock options. Notwithstanding Section 2.3(d) and (e), with respect to any Incentive Stock Option or stock appreciation right granted in connection with an Incentive Stock Option (i) the exercise price shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted (except as permitted in connection with the assumption or issuance of options in a transaction to which Section 424(a) of the Code applies) and (ii) the exercise period shall not be for longer than ten (10) years after the date of the grant. To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options and stock appreciation rights granted in connection with Incentive Stock Options granted under this Plan and all other plans of the Company are first exercisable by any Grantee during any calendar year shall exceed the maximum limit (currently, $100,000), if any, imposed from time to time under Section 422 of the Code, such options and rights shall be treated as nonqualified stock options. For purposes of this Section 2.3(f), Incentive Stock Options shall be taken into account in the order in which they were granted.
g.Ten percent owners. Notwithstanding the provisions of Sections 2.3(d), (e) and (f), to the extent required under Section 422 of the Code, an Incentive Stock Option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of Section 422(b)(6) of the Code) unless (i) at the time such Incentive Stock Option is granted the exercise price is at least 110% of the Fair Market Value of the shares subject thereto, and (ii) the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date granted.
2.4    Exercise of Stock Options and Stock Appreciation Rights
Each stock option or stock appreciation right granted under the Plan shall be exercisable as follows:
a.Exercise period. A stock option or stock appreciation right shall become and cease to be exercisable at such time or times as determined by the Committee.
b.Manner of exercise. Unless the applicable Award Agreement otherwise provides, a stock option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such Award is then exercisable (but, in any event, only for whole shares). A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised. A stock option or stock appreciation right shall be exercised by written notice to the Company, on such form and in such manner as the Committee shall prescribe.
c.Payment of exercise price. Any written notice of exercise of a stock option shall be accompanied by payment of the exercise price for the shares being purchased. Such payment shall be made (i) in cash (by certified check or as otherwise permitted by the Committee), or (ii) to the extent specified in the Award

Agreement or otherwise permitted by the Committee in its discretion (A) by delivery of shares of Common Stock (which, if acquired pursuant to the exercise of a stock option or under an Award made under this Plan or any other compensatory plan of the Company, were acquired at least six (6) months prior to the option exercise date) having a Fair Market Value (determined as of the exercise date) equal to all or part of the exercise price and cash for any remaining portion of the exercise price, (B) to the extent permitted by law, by such other method as the Committee may from time to time prescribe, including a cashless exercise procedure through a broker-dealer.
d.Delivery of shares. Promptly after receiving payment of the full exercise price, or after receiving notice of the exercise of a stock appreciation right for which payment by the Company will be made partly or entirely in shares of Common Stock, the Company shall, subject to the provisions of Section 3.3 (relating to certain restrictions), transfer to the Grantee or to such other person as may then have the right to exercise the Award, the shares of Common Stock for which the Award has been exercised and to which the Grantee is entitled. If the method of payment employed upon option exercise so requires, and if applicable law permits, a Grantee may direct the Company to deliver the shares to the Grantee’s broker-dealer.
2.5    Cancellation and Termination of Stock Options and Stock Appreciation Rights
The Committee may, at any time prior to the occurrence of a Change in Control and in its discretion, determine that any outstanding stock options and stock appreciation rights granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such options (and stock appreciation rights not granted in connection with an option) may receive for each share of Common Stock subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the amount determined by the Committee to be the Fair Market Value of the shares of Common Stock and the applicable exercise price per share multiplied by the number of shares of Common Stock subject to such Award; provided that, if such product is zero or less or to the extent that the Award is not then exercisable, the stock options and stock appreciation rights will be canceled and terminated without payment therefore.
2.6    Termination of Employment
a.Termination of Employment by Grantee for any Reason or By the Company for Cause. Except to the extent otherwise provided in paragraphs (b), (c), and (d) below or in the applicable Award Agreement, all stock options and stock appreciation rights whether or not vested and to the extent not theretofore exercised shall terminate immediately upon (i) the Grantee’s Termination of Employment at Grantee’s election for any reason or (ii) Grantee’s Termination of Employment by the Company for Cause.
b.At election of Company or a Related Entity. Except to the extent otherwise provided in the applicable Award Agreement, upon the Termination of Employment of a Grantee at the election of the Company or a Related Entity (other than in circumstances governed by paragraph (a) above or paragraphs (c) or (d) below) the Grantee may exercise any outstanding stock option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of the Termination of Employment; and (ii) exercise must occur within three (3) months after the Termination of Employment but in no event after the expiration date of the Award as set forth in the Award Agreement.
c.Disability. Except to the extent otherwise provided in the applicable Award Agreement, upon the termination of Employment of a Grantee by reason of Disability the Grantee may exercise any outstanding stock option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of Termination of Employment; and (ii) exercise must occur six (6) months after the Termination of Employment but in no event after the expiration date of the Award as set forth in the Award Agreement.
d.Death. Except to the extent otherwise provided in the applicable Award Agreement, if a Grantee dies during the period in which the Grantee’s stock options or stock appreciation rights are exercisable, whether pursuant to their terms or pursuant to paragraph (b), (c) or (d) above, any outstanding stock option or stock appreciation right shall be exercisable on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of death; and (ii) exercise must occur six (6) months after the date of the Grantee’s death. Any such exercise of an Award following a Grantee’s death shall be made only by the Grantee’s executor or administrator, unless the Grantee’s will specifically disposes of such Award, in which case such exercise shall be made only by the recipient of such specific disposition. If a Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will shall be entitled to exercise any Award pursuant to the preceding sentence, such executor (or administrator) or recipient shall be bound by all the terms and conditions of the Plan and the applicable Award Agreement which would have applied to the Grantee.
2.7    Grant of Restricted Stock and Unrestricted Stock
a.Grant of restricted stock. The Committee may grant restricted shares of Common Stock to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan.
b.Grant of unrestricted stock. The Committee may grant unrestricted shares of Common Stock to such Key Persons, in such amounts and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan.
c.Rights as shareholder. The Company may issue in the Grantee’s name shares of Common Stock covered by an Award of restricted stock or unrestricted stock. Upon the issuance of such shares, the Grantee shall have the rights of a shareholder with respect to the restricted stock or unrestricted stock, subject to the transfer restrictions and the Company’s repurchase rights described in paragraphs (d) and (e) below and to such other restrictions and conditions as the Committee in its discretion may include in the applicable Award Agreement.
d.Company to hold certificates. Unless the Committee shall otherwise determine, any certificate issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the Plan or the applicable Award Agreement.
e.Nontransferable. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Award Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of Performance Goals) and other conditions on which the non-transferability of the restricted stock shall lapse. Unless the applicable Award Agreement provides otherwise, additional shares of Common Stock or other property distributed to the Grantee in respect of shares of restricted stock, as dividends or otherwise, shall be subject to the same restrictions applicable to such restricted stock. The Committee at any time may waive or amend the transfer restrictions or other condition of an Award of restricted stock.
f.Termination of employment. Except to the extent otherwise provided in the applicable Award Agreement or unless otherwise determined by the Committee, in the event of the Grantee’s Termination of Employment for any reason, shares of restricted stock that remain subject to transfer restrictions as of the date of such termination shall be forfeited and canceled.
2.8    Grant of Restricted Stock Units
a.Grant of restricted stock units. The Committee may grant Awards of restricted stock units to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan.

b.Vesting. The Committee, at the time of grant, shall specify the date or dates on which the restricted stock units shall become vested and other conditions to vesting (including the attainment of Performance Goals).
c.Maturity dates. At the time of grant, the Committee shall specify the maturity date or dates applicable to each grant of restricted stock units, which may be determined at the election of the Grantee if the Committee so determines. Such date may be on or later than, but may not be earlier than, the vesting date or dates of the Award. On the relevant maturity date(s), the Company shall transfer to the Grantee one unrestricted, fully transferable share of Common Stock for each vested restricted stock unit scheduled to be paid out on such date and as to which all other conditions to the transfer have been fully satisfied. The Committee shall specify the purchase price, if any, to be paid by the Grantee to the Company for such shares of Common Stock.
d.Termination of Employment. Except to the extent otherwise provided in the applicable Award Agreement or unless otherwise determined by the Committee, in the event of the Grantee’s Termination of Employment for any reason, restricted stock units that have not vested or matured shall be forfeited and canceled.
2.9    Grant of Performance Shares and Performance Units
a.Grant of performance shares and units. The Committee may grant performance shares in the form of actual shares of Common Stock or share units over an identical number of shares of Common Stock, to such Key Persons, in such amounts (which may depend on the extent to which Performance Goals are attained), subject to the attainment of such Performance Goals and satisfaction of such other terms and conditions (which may include the occurrence of specified dates), as the Committee shall determine in its discretion, subject to the provisions of the Plan. The Performance Goals and the length of the performance period applicable to any Award of performance shares or performance units shall be determined by the Committee. The Committee shall determine in its discretion whether performance shares granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.
b.Company to hold certificates. Unless the Committee shall otherwise determine, any certificate issued evidencing performance shares shall remain in the possession of the Company until such performance shares are earned and are free of any restrictions specified in the Plan or the applicable Award Agreement.
c.Nontransferable. Performance shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Award Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of Performance Goals) and other conditions on which the non-transferability of the performance shares shall lapse. Unless the applicable Award Agreement provides otherwise, additional shares of Common Stock or other property distributed to the Grantee in respect of performance shares, as dividends or otherwise, shall be subject to the same restrictions applicable to such performance shares. The Committee at any time may waive or amend the transfer restrictions or other condition of an Award of performance shares.
d.Termination of Employment. Except to the extent otherwise provided in the applicable Award Agreement or unless otherwise determined by the Committee, in the event of the Grantee’s Termination of Employment for any reason, performance shares and performance share units that remain subject to transfer restrictions as of the date of such termination shall be forfeited and canceled.
2.10    Grant of Dividend Equivalent Rights
The Committee may in its discretion include in the Award Agreement with respect to any Award, other than a stock option or stock appreciation right, a dividend equivalent right entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unexercised, on the shares of Common Stock covered by such Award if such shares were then outstanding. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise or vesting of, or the attainment or satisfaction of terms and conditions applicable to, the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate; provided, however, that the recipient of an Award of performance shares or performance units shall only be paid any dividends or dividend equivalent rights upon vesting of the applicable performance share or performance unit.
2.11    Deferred Stock Units
Description. Deferred stock units shall consist of a restricted stock, restricted stock unit, performance share or performance unit Award that the Committee in its discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Committee. Deferred stock units shall remain subject to the claims of the Company’s general creditors until distributed to the Grantee.
2.12    Other Stock-Based Awards
The Committee may grant other types of stock-based Awards to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall in its discretion determine, subject to the provisions of the Plan. Such Awards may entail the transfer of actual shares of Common Stock, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.
2.13    Director Awards
a.Eligibility. In order to retain and compensate voting directors of the Company who are not employees of the Company (“Non-Employee Directors”) and to strengthen the alignment of their interests with those of the shareholders of the Company, Non-Employee Directors shall be eligible to receive Awards under this Plan as determined by the Board, subject to the limits set forth in this Section 2.13.
b.Non-Employee Director Award Limits. The aggregate value of cash compensation and Awards (based on the aggregate grant date fair value of Awards, determined as of the date of grant) that may be granted to any one Non-Employee Director during any calendar year, solely with respect to his or her service as a Non-Employee Director, may not exceed $400,000.
ARTICLE III
MISCELLANEOUS
3.1     Amendment of the Plan; Modification of Awards
a.Board authority to amend Plan. The Board in its discretion may at any time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that any such amendment (other than an amendment pursuant to paragraphs (d), (e) or (f) of this Section 3.1 or an amendment to effect an assumption or other action consistent with Section 3.7) that materially impairs the rights or materially increases the obligations of a Grantee under an outstanding Award shall be effective with respect to such Grantee and Award only with the consent of the Grantee (or, upon the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will). For purposes of the Plan, any action of the Board that alters or affects the tax treatment of any Award shall not be considered to materially impair any rights of any Grantee.
b.Shareholder approval. Shareholder approval of any amendment shall be obtained to the extent necessary to comply with Section 422 of the Code (relating to Incentive Stock Options) or any other applicable law, regulation or rule (including the rules of self- regulatory organizations). Notwithstanding anything to the contrary herein, any amendment to Section 1.8 will require shareholder approval.
c.Committee authority to amend Awards. The Committee in its discretion may at any time, whether before or after the grant, expiration, exercise, vesting or maturity of or lapse of restriction on an Award or the Termination of Employment of a Grantee, amend any outstanding Award or Award Agreement, including an amendment which would accelerate or extend the time or times at which the Award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions set forth in the Award Agreement. However, any such amendment (other than an amendment pursuant to paragraphs (d), (e) or (f) of this Section 3.1 or an amendment to effect an action consistent with Section 3.7) that materially impairs the rights or materially increases the obligations of a Grantee under an outstanding Award shall be made only with the consent of the Grantee (or, upon the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will). For purposes of the Plan, any action of the Committee that alters or affects the tax treatment of any Award shall not be considered to materially impair any rights of any Grantee.
d.Regulatory changes generally. Notwithstanding anything to the contrary in this Section 3.1 or the Plan, the Board or the Committee shall have full discretion to amend the Plan or an outstanding Award or Award Agreement to the extent necessary to preserve any tax, accounting, legal or regulatory treatment with respect to any Award and any outstanding Award Agreement shall be deemed to be so amended to the same extent, without obtaining the consent of any Grantee (or, after the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will), without regard to whether such amendment adversely affects a Grantee’s rights under the Plan or such Award and Award Agreement.
e.Section 409A changes. Notwithstanding anything to the contrary in this Section 3.1 or the Plan, the Board or the Committee shall have full discretion to amend the Plan or any outstanding Award or Award Agreement to the extent necessary to avoid the imposition of any tax under Section 409A of the Code. Any such amendments to the Plan, an Award or an Award Agreement may be adopted without obtaining the consent of any Grantee (or, after the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will), regardless of whether such amendment adversely affects a Grantee’s rights under the Plan or such Award or Award Agreement.
f.Other tax changes. In the event that changes are made to Section 83(b), 422 or other applicable provision of the Code the Board or the Committee may, subject to Sections 3.1 (a), (b) and (c), make any adjustments it determines in its discretion to be appropriate with respect to the Plan or any Award or Award Agreement.
3.2    Tax Withholding
a.Tax withholdings. As a condition to the receipt of any shares of Common Stock pursuant to any Award or the lifting of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), the Company shall be entitled to require that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy such withholding obligation.
b.Withholding shares. If the event giving rise to the withholding obligation is a transfer of shares of Common Stock, then, unless otherwise provided in the applicable Award Agreement, the Grantee may satisfy only the minimum withholding obligation imposed under paragraph (a) up to the maximum statutory rate by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld. For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and any fractional share amount shall be settled in cash).
3.3    Restrictions
a.Required consents. If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the issuance or purchase of shares of Common Stock or other rights thereunder, or the taking of any other action thereunder (a “Plan Action”), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

b.Definition. The term “consent” as used herein with respect to any action referred to in paragraph (a) means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the shares of Common Stock on any securities exchange.
3.4    Nonassignability
a.Nonassignability. No Award or right granted to any person under the Plan shall be assignable or transferable other than by will or by the laws of descent and distribution, and all such Awards and rights shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative and any such attempted assignment, transfer or exercise in contravention of this Section 3.4 shall be void. Notwithstanding the foregoing, the Committee may in its discretion permit the donative transfer of any Award under the Plan (other than an Incentive Stock Option) by the Grantee (including to a trust or similar instrument), subject to such terms and conditions as may be established by the Committee.
b.Cashless exercises permitted. The restrictions on exercise and transfer in paragraph (a) above shall not be deemed to prohibit the authorization by the Committee of “cashless exercise” procedures with parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable legal restrictions and Rule 16b-3.
3.5    Requirement of Notification of Election Under Section 83(b) of the Code
If a Grantee, in connection with the acquisition of shares of Common Stock under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Grantee makes such an election, the Grantee shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.
3.6    Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code
If any Grantee shall make any disposition of shares of Common Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.
3.7    Change in Control
a.Definition. Except to the extent otherwise provided in an applicable Award Agreement, a “Change in Control” means the occurrence of any one of the following events:
i.any Person (as defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (“Company Voting Securities”); provided, however, that the event described in this clause (i) shall not be deemed a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any corporation controlled by the Company, (B)

by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) below), (E) pursuant to any acquisition by Grantee or any group of persons including Grantee (or any entity controlled by Grantee (or any group of persons including Grantee), (F) a transaction (other than one described in clause (iii) below) in which outstanding Company Voting Securities are acquired from the Company, if a majority of the Continuing Directors (as defined in clause (ii) below) approve a resolution providing expressly that the acquisition pursuant to this subclause (F) does not constitute a Change in Control under this clause (F), or (G) any acquisition by a person of 20% of the outstanding Company Voting Securities as a result of an acquisition of common stock of the Company by the Company which, by reducing the number of shares of common stock of the Company outstanding, increases the proportionate number of shares beneficially owned by such person to 20% or more of the outstanding Company Voting Securities, provided, however, that if a person shall become the beneficial owner of 20% or more of the outstanding Company Voting Securities by reason of a share acquisition by the Company as described above and shall, after such share acquisition by the Company, become the beneficial owner of any additional shares of common stock of the Company, then such acquisition shall constitute a Change in Control;
ii.during any two consecutive years, individuals who at the beginning of such period constitute the Board (“Continuing Directors”), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least a majority of the Continuing Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be a Continuing Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a Continuing Director, including by reason of any agreement intended to avoid or settle any such election or proxy contest;
iii.the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the“Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination are Continuing Directors (any Business Combination which satisfies all of the criteria specified in subclauses (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); provided, however, that if Continuing Directors constitute a majority of the Board immediately following the occurrence of a Business Combination, then a majority of Continuing Directors in office prior to the Consummation of the Business Combination may approve a resolution providing expressly that such Business Combination does not constitute a Change in Control under this clause (iii) for any and all purposes of the Plan.
iv.the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
v.the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the combined voting power of the Company or such surviving entity outstanding immediately after such sale or disposition.
b.In the event of a Change in Control, unless otherwise specifically prohibited under law or by the rules and regulations of a national security exchange applicable to the Company, if the Grantee has a Termination of Employment due to termination by the Company without Cause or by the Grantee for Good Reason within the twenty-four (24) month period following such Change in Control:
i.any and all stock options and stock appreciation rights granted under the Plan will become both vested and immediately exercisable as of the date of such Termination of Employment;
ii.any restricted period and other restrictions imposed on restricted stock or restricted stock units will lapse, and restricted stock units will become both vested and immediately transferable or payable as of the date of such Termination of Employment;
iii.any outstanding performance shares and performance units will become both vested and immediately transferable or payable as of the date of such termination of employment; and
iv.any other stock-based awards will become both vested and immediately transferable or payable as of the date of such termination of employment.
c.In the event of a Change in Control, the payout opportunities attainable under all outstanding performance shares and performance units will be deemed to have been earned based on the greater of targeted performance and actual performance being attained as of the effective date of the Change in Control and such Performance Awards will remain subject to time-based vesting for the remainder of the applicable performance period, subject to accelerated vesting in accordance with Section 3.7(b)(iii).
d.In the event of a Change in Control, outstanding Awards may be assumed or a substantially equivalent Award may be substituted by such successor entity or a parent of such successor entity, and such an assumption or substitution shall not be deemed to violate this Plan or any provision of any Award Agreement; provided, however, that if such successor entity or its parent is not willing to assume or substitute the Awards as described above, the Committee may determine that all outstanding Awards will be cancelled upon a Change in Control, and the value of such Awards, as determined by the Committee in accordance with the terms of the Plan, the Award Agreement and any agreement setting forth the terms and conditions of the proposed transaction(s) effecting such Change in Control, will be paid out in cash, shares of Common Stock or other property within a reasonable time subsequent to the Change in Control; provided, that (i) no such payment will be made on account of an Incentive Stock Option using a value higher than the Fair Market Value of a share of Stock on the date of settlement and (ii) prior to the occurrence of a Change in Control, the Committee may determine to cancel without any payment or other consideration any stock options and stock appreciation rights having an exercise price per share at the time of the Change in Control that is equal to or greater than the value of the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with the Change in Control.
e.Section 409A. To the extent it is necessary for the term “change in control” to be defined as provided in Section 409A of the Code in order for compensation provided under any Award to avoid the imposition of taxes under Section 409A of the Code, then the term “change in control”, only insofar as it applies to any such Award, shall be defined as provided in Section 409A of the Code, rather than as provided in Section 3.7(a), and the terms of Sections 3.7(b) through (d) shall be applied and interpreted with respect to such Section 409A definition in such manner as the Committee in its discretion determines to be equitable and reflect the intention of Sections 3.7(a) through (d).
3.8    No Right to Employment
Nothing in the Plan or in any Award Agreement shall confer upon any Grantee the right to continue in the employ of or association with the Company or any Related Entity or affect any right which the Company or Related Entity may have to terminate such employment or association at any time (with or without cause).
3.9    Nature of Payments
Unless the Committee determines at any time in its discretion, any and all grants of Awards and issuances of shares of Common Stock under the Plan shall constitute a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement with the Grantee, unless such plan or agreement specifically provides otherwise.
3.10    Non-Uniform Determinations
The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under the Plan, and the terms and provisions of Awards under the Plan.
3.11    Other Payments or Awards
Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
3.12    Interpretation
The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. As used in the Plan, “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are followed by such words or words of like import; except as the context requires, the singular includes the plural and visa versa; and references to any agreement or other document are references to such agreement or document as amended or supplemented from time to time. Any determination, interpretation or similar act to be made by the Committee shall be made in the discretion of the Committee, whether or not the applicable provisions of the Plan specifically refer to the Committee’s discretion.
3.13    Effective Date and Term of Plan
The Plan shall become effective as of approval of the Plan by the Company’s shareholders (the “Effective Date”). Unless sooner terminated by the Board, the Plan, including the provisions respecting the grant of Incentive Stock Options, shall terminate on the tenth anniversary of the Effective Date; provided that the Plan shall continue to govern outstanding Awards until such Awards have been satisfied or terminated. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.
3.14    Governing Law
All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Utah, without giving effect to principles of conflict of laws.

3.15    Severability; Entire Agreement
If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.
3.16    No Third Party Beneficiaries
Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.
3.17    Successors and Assigns
The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.
3.18    Waiver of Claims
Each Grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement).
3.19    Waiver of Claims; Clawback
Before being selected by the Committee to receive an Award, no Key Person has any right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement). Awards under the Plan shall be subject to the clawback, recapture or recoupment policy, if any, that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, as in effect from time to time, may be subject to the requirement that the Awards be forfeited, reduced, or repaid to the Company after they have been distributed or paid to the Grantee.
3.20    Right of Offset
Except with respect to Awards that are intended to be “deferred compensation” subject to Section 409A, the Company will have the right to offset against its obligation to deliver shares of Common Stock (or cash, other securities or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company as determined by the Committee.

3.21    Relation to Other Equity Plans
Notwithstanding any other provisions to the contrary in the Prior Plan, upon shareholder approval of this Plan and filing and effectiveness of a Form S-8 registration statement with the Securities and Exchange Commission for this Plan, no new awards of shares of Common Stock will be granted under the Prior Plan.

ZIONS BANCORPORATION, N.A.
ONE SOUTH MAIN STREET, 11TH FLOOR - SALT LAKE CITY, UTAH 84133-1109
(801) 844-7637
www.zionsbancorporation.com

ZIONS BANCORPORATION

ZIONS BANK
STOCK TRANSFER DEPARTMENT, 12TH FLOOR
ONE SOUTH MAIN STREET
SALT LAKE CITY, UT 84133-1109

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/28/2022 for shares held directly and by 11:59 P.M. ET on 04/26/2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form..

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1A. Maria Contreras-Sweet	☐	☐	☐
1B. Gary L. Crittenden	☐	☐	☐
1C. Suren K. Gupta	☐	☐	☐
1D. Claire A. Huang	☐	☐	☐
1E. Vivian S. Lee	☐	☐	☐
1F. Scott J. McLean	☐	☐	☐
1G. Edward F. Murphy	☐	☐	☐
1H. Stephen D. Quinn	☐	☐	☐
1I. Harris H. Simmons	☐	☐	☐
1J. Aaron B. Skonnard	☐	☐	☐
1K. Barbara A. Yastine	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm to audit the Bank's financial statements for the current fiscal year.	☐	☐	☐
3. Approval, on a nonbinding advisory basis, of the compensation paid to the Bank's named executive officers with respect to fiscal year ended December 31, 2021.	☐	☐	☐
4. Approval of the Bank's 2022 Omnibus Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000542024_1 R1.0.0.24

ZIONS BANCORPORATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

ZIONS BANCORPORATION
Annual Meeting of Shareholders
April 29, 2022 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Wendy L. Hatch and Karen Tomkinson, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ZIONS BANCORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, MDT on April 29, 2022, via live webcast at www.virtualshareholdermeeting.com/ZION2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000542024_2 R1.0.0.24